Exhibit 10.69

EXECUTION COPY

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FRAMEWORK AGREEMENT

BY AND AMONG

SUN EDISON LLC,

FREI SUN HOLDINGS (CAYMAN) LTD.,

FREI SUN HOLDINGS (US) LLC,

SUNEDISON RESERVE US, L.P.,

AND

SUNEDISON RESERVE INTERNATIONAL, L.P.

Dated as of May 21, 2010

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7.8	Non-Waiver.	55
7.9	Third Party Rights.	55
7.10	Headings.	55
7.11	Entire Agreement.	55
7.12	Severability.	55
7.13	Expenses.	55
7.14	Assignment.	55

Exhibits:
Exhibit A	–	Mandatory Project Due Diligence
Exhibit B	–	Base Case Model
Exhibit C	–	Business Plan (with Initial Project Submittal Tranche and Target Projects)
Exhibit D	–	Form of EPC Agreement
Exhibit E	–	Form of O&M Agreement
Exhibit F	–	Fund Guarantee
Exhibit G	–	MEMC Guarantee
Exhibit H	–	Form of Project JV Entity Guaranty
Exhibit I	–	Form of SunEdison Guaranty
Exhibit J	–	US JV Agreement
Exhibit K	–	International JV Agreement
Exhibit L	–	Form of Joinder Agreement
Exhibit M	–	Registration Rights
Exhibit N	–	Approved Tier 1 Vendors
Exhibit O	–	Form of Project Pricing Summary Sheet

Schedules:

Schedule I	—	Capital Commitments

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FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (“Agreement”) is made this 21st day of May, 2010, by and among Sun Edison LLC, a Delaware limited liability company (“SunEdison”); FREI Sun Holdings (Cayman) Ltd., a Cayman Islands exempted company (“FR Holdings”); FREI Sun Holdings (US) LLC, a Delaware limited liability company (“FR Holdings US”); if applicable, any Joinder Parties (as defined below); SunEdison Reserve International, L.P., a Cayman Islands exempted limited partnership formed by SunEdison and FR Holdings (“SunEdison Reserve International”); and SunEdison Reserve US, L.P., a Delaware limited partnership formed by SunEdison and FR Holdings US (“SunEdison Reserve US”) (each a “Party” and collectively the “Parties”).

Recitals

WHEREAS, SunEdison provides solar energy services that integrate the design, installation, financing, monitoring, operations and maintenance of photovoltaic (PV) solar power generation assets, and each of FR Holdings and FR Holdings US is an investment vehicle focused on energy investments;

WHEREAS, SunEdison and FR Holdings have caused the formation of SunEdison Reserve International, and SunEdison and FR Holdings US have caused the formation of SunEdison Reserve US, to serve as the initial vehicles through which FR Holdings and FR Holdings US will provide cash equity and arrange for long-term financing for PV solar power plant projects identified by SunEdison in the Targeted Countries (as defined below) and meeting the project criteria as set forth herein;

WHEREAS, the Parties desire to allocate responsibilities for the identification, development, financing, operation and maintenance of the solar power projects and to set forth each of the Parties’ rights and obligations with respect to the others in connection therewith;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to SunEdison’s willingness to enter into this Agreement, First Reserve Energy Infrastructure Fund L.P. (the “Fund”) has executed and delivered to SunEdison a Guarantee (the “Fund Guarantee”) set forth as Exhibit F hereto, dated as of the date hereof in favor of SunEdison, with respect to certain obligations of FR Holdings and FR Holdings US under this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to FR Holdings’ willingness to enter into this Agreement, MEMC Electronic Materials, Inc. (“MEMC”) has executed and delivered to each of FR Holdings and FR Holdings US a Guarantee (the “MEMC Guarantee”) set forth as Exhibit G hereto, dated as of the date hereof in favor of FR Holdings and FR Holdings US, with respect to certain obligations of SunEdison and its Affiliates (as defined below) under this Agreement and each EPC Agreement and O&M Agreement (each as defined below);

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NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. Defined Terms.

The following terms, when used herein, shall have the meanings set forth below. The meanings specified for any defined term in this Agreement are applicable both to the plural and the singular.

“Additional Investor” shall have the meaning set forth in Section 2.2(c).

“Affiliate” shall mean, with respect to any Party, any Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Party.

“Approved Tier 1 Vendors” means those panel and inverter providers listed on Exhibit N attached hereto.

“Base Case Model” shall mean the application of the Pricing Model to a Project to be constructed, as represented in the Project Pricing Summary Sheet for such Project, substantially in the form of Exhibit B. The Base Case Model shall assume a closing date for the Project Debt Financing of a Project at three months after the COD of such Project. A different Base Case Model shall be used for each Targeted Country and shall be adjusted upon the occurrence of any material change to the assumptions used therein in a manner that is mutually acceptable to each of FR Holdings and SunEdison.

“Board” shall have the meaning set forth in Section 2.5(a).

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or, if applicable, (ii) if such day relates to any Project located in a Targeted Country other than the United States, means with respect to any Project located in such Targeted Country, a day, other than a Saturday or Sunday, on which banks are open for business in the State of New York and the capital city of such Targeted Country.

“Business Plan” shall mean the business plan attached hereto as Exhibit C.

“Call Option” shall have the meaning set forth in Section 2.6(g).

“Call Option Notice” shall have the meaning set forth in Section 2.6(g).

“Capital Call Notice” shall mean the notice given by a JV Entity to the Investors to make a Capital Contribution to the JV Entity as more fully described in Section 2.3(a) hereof.

“Capital Commitments” shall mean the commitments of each Investor to provide the capital contributions to the JV Entities as required by Article 2 hereof, which (i) in the case of

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FR Holdings shall equal $150,000,000 and (ii) in the case of SunEdison shall equal $16,666,000 (together the “Initial Capital Commitments”), as reflected on Schedule I attached hereto, as such Schedule is updated from time to time pursuant to the operation of Section 2.2(c) or Section 2.6 of this Agreement.

“Capital Contribution” shall mean, with respect to an Investor, the amount of its Capital Commitment contributed by such Investor pursuant to a Capital Call Notice.

“Closing Date” shall mean the date of this Agreement.

“COD” shall mean, with respect to a Project, the date such Project achieves Substantial Completion, as defined in the EPC Agreement applicable to such Project.

“Co-Investors” shall have the meaning set forth in Section 2.2(b).

“Competing Investment” shall have the meaning set forth in Section 3.5.

“Competing Transaction” shall have the meaning set forth in Section 3.1(a).

“Competitor Company” shall mean any of [*****];[*****];[*****]; [*****];[*****];[*****]; and [*****] (including any parent, controlled affiliate, Subsidiary or successor entity of any of them) and such other Persons as SunEdison may identify by written notice to FR Holdings and as FR Holdings may approve, which approval shall not be unreasonably withheld or delayed.

“Competitor Tag-Along Right” shall have the meaning set forth in Section 2.6(c).

“Competitor Tag-Along Inclusion Notice” shall have the meaning set forth in Section 2.6(c).

“Confirmation Notice” shall mean the written notice delivered by a Project JV Entity to SunEdison or the SunEdison EPC Party, as applicable, to confirm the satisfaction of the conditions precedent set forth in Section 3.2 with respect to a particular Project.

“Confirmation Window” for any Project shall mean the ten (10) Business Day period following the Project JV Entity’s receipt of the Notice of Completion of CPs with respect to a Project.

“Development Commitment” shall mean the commitment of SunEdison to submit Projects to the JV Entities providing for an aggregate amount of megawatts of electric energy generating capacity sufficient to require investment of 100% of the aggregate Initial Capital Commitments (assuming a 4:1 ratio of Project Debt Financing to equity with respect to each Project) by no later than three (3) years from the Closing Date; provided that no Project shall count towards the Development Commitment (i) until such time as SunEdison provides the Mandatory Project Due Diligence in respect of such Project or (ii) if the Expected Project Timeline contemplates a date of Substantial Completion (as such term is defined in the EPC Agreement) which is greater than eight (8) months from the date of the notice of Project

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Submittal Tranche (in which case the Project would only count towards the Development Commitment if and at such time as the JV Entity accepts the Project Submittal Tranche in which such Project is included). The inclusion of the Rovigo Project as part of any Project Submittal Tranche, unless agreed to by FR Holdings, shall not be counted toward the Development Commitment.

“Disbursement Fraction” shall have the meaning set forth in Section 3.3(d).

“Drag-Along Right” shall have the meaning set forth in Section 2.6(f).

“EPC Agreement” shall mean, for a particular Project, an engineering, procuring and construction agreement entered into by and between the SunEdison EPC Party and either the JV Entity or a Project Company designated by the JV Entity, which agreement shall be in substantially the form of Exhibit D, attached hereto, subject to modifications for the particular Project as more particularly set forth in this Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 3.3(d).

“Escrow Amount”, with respect to each Project other than the Rovigo Project, shall mean a sum equal to the difference between the Target Purchase Price for such Project minus the purchase price for such Project which would yield to the Project JV Entity a levered internal rate of return of [*****]% utilizing the Base Case Model and assuming a closing date for the Project Debt Financing for such Project of six (6) months after the COD for such Project, all as specified or modified in the Project Pricing Summary Sheet for such Project. For the Rovigo Project, the Escrow Amount shall be as specified in the Project Pricing Summary Sheet for the Rovigo Project.

“Event of Default” shall have the meaning set forth in Section 5.1.

“Exclusive Development Time Frame” means (a) for each Project constituting any part of a Project Submittal Tranche, the period commencing on the date SunEdison delivers written notice of such Project Submittal Tranche pursuant to Section 3.1(a) and submits the Mandatory Project Due Diligence in respect thereof and ending on the latest to occur of (x) the date which is forty-five (45) days thereafter and (y) if accepted into the Registry, the date on which such Project has been fully paid for pursuant to an EPC Agreement or removed from the Registry pursuant to Section 3.2(e), and (b) for each of the Projects listed on Schedule I to the Business Plan, the period commencing on the date of this Agreement and ending on the date which is the latest to occur of (x) forty-five (45) days after SunEdison submits the Mandatory Project Due Diligence and Expected Project Timeline in respect of such Project and (y) if accepted into the Registry, the date on which such Project has been fully paid for pursuant to an EPC Agreement or removed from the Registry.

“Expected Project Timeline” shall have the meaning set forth in Section 3.1(a).

“Fund” shall have the meaning set forth in the Recitals.

“Fund Breach” shall have the meaning set forth in Section 6.6(b).

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“Fund Guarantee” shall have the meaning set forth in the Recitals.

“Funding Date” shall have the meaning set forth in Section 2.3(a).

“Force Majeure” means any event or circumstance that (a) prevents the affected Party (or its permitted assignee) from performing its obligations under this Agreement, (b) is beyond the reasonable control of the affected Party (or its permitted assignee), (c) is not due to the fault or negligence of the affected Party (or its permitted assignee), its subcontractors or those for whom it is otherwise responsible under contract or at law, and (d) does not arise by reason of any act or omission by the affected Party (or its subcontractors or those for whom it is otherwise responsible under contract or at law, including its permitted assignee) in breach of the provisions of this Agreement, which event or circumstance may include (i) unusually severe weather conditions for the location of the underlying Project; (ii) fires, explosions, floods, earthquakes, tornadoes, epidemics, civil disturbances, war, riots, sabotage; (iii) failure of a governmental agency to act in a reasonably timely manner with respect to permit matters or regulatory filings; or (iv) strikes, work-to-rules actions, go-slow or similar labor difficulties occurring on an industry or nationwide basis. Force Majeure shall not include any market changes, credit tightening or other issues related to the ability to obtain the Project Debt Financing or any other conditions in the capital markets.

“FR Holdings” shall have the meaning set forth in the Preamble. The Parties hereby acknowledge and agree that investors in FR Holdings will participate in SunEdison Reserve US through FR Holdings US (and not through FR Holdings). Accordingly, throughout this Agreement, references to the term “FR Holdings” shall be deemed to include (or refer to, as applicable) FR Holdings US where and only to the extent applicable in the context (including, in each case, where the applicable JV Entity is SunEdison Reserve US). For the avoidance of doubt, (i) the aggregate Capital Commitment (including the Initial Capital Commitment) of FR Holdings is inclusive of the capital commitment of FR Holdings US, (ii) the Unused Capital Commitment of FR Holdings and the Unused Capital Commitment of FR Holdings US shall be the one and the same, without duplication, (iii) “FR Holdings” as used in Section 3.5 includes FR Holdings and FR Holdings US and (iv) wherever the consent or notification of FR Holdings is required to be obtained under this Agreement, only the consent or notification, as applicable, of FR Holdings (and not FR Holdings US) shall be required to be obtained, unless the event or matter giving rise to the need for such consent or notification relates specifically to SunEdison Reserve US, in which case the consent or notification, as applicable, of FR Holdings US shall be required to be obtained.

“FR Holdings US” shall have the meaning set forth in the Preamble.

“FR Purchase Option” shall have the meaning set forth in Section 3.1(b)(ii).

“Inclusion Right” shall have the meaning set forth in Section 2.6(e).

“Information” shall have the meaning set forth in Section 7.7.

“Initial Capital Commitments” shall have the meaning set out above in the definition of “Capital Commitments”.

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“Initial Review” shall have the meaning set forth in Section 3.1(a).

“Interest” shall mean an Investor’s limited partnership, membership or other similar equity interest in one or more of the JV Entities (as the context indicates).

“International JV Agreement” shall mean the exempted limited partnership agreement of SunEdison Reserve International (as amended, restated, supplemented or otherwise modified from time to time), a copy of which is set forth at Exhibit K hereto.

“Investment Exclusivity Period” shall mean the period commencing on the Closing Date and ending on the latest to occur of:

(1) the one-year anniversary of the Closing Date;

(2) the two-year anniversary of the Closing Date, if, and only if, as of the one-year anniversary of the Closing Date, SunEdison has delivered the Notices of Completion of CPs in accordance with this Agreement with respect to Projects the Purchase Prices of which (assuming a 4:1 ratio of Project Debt Financing to equity) are sufficient to require Capital Contributions equal to or in excess of $[*****]; and

(3) if, as of the two-year anniversary of the Closing Date, (i) the conditions set forth in the preceding clause (2) have been met and (ii) the JV Entities have accepted into the Registry (and not removed pursuant to Section 3.2(e)) Projects the Purchase Prices of which (assuming a 4:1 ratio of Project Debt Financing to equity) are sufficient to require Capital Contributions equal to or in excess of $[*****], then, the date on which FR Holdings shall have made Capital Contributions equal to its Initial Capital Commitment (or, if earlier, the date on which no JV Entity or Project Company has any further obligation to make Milestone Payments pursuant to an EPC Agreement to any of the aforesaid Projects).

“Investor” shall mean each Person making a Capital Commitment, which shall initially be SunEdison and FR Holdings, and later, if applicable, any Joinder Party.

“Investor Interest” shall have the meaning set forth in Section 2.6(d).

“Investor Sale Notice” shall have the meaning set forth in Section 2.6(d).

“Investor Sale Price” shall have the meaning set forth in Section 2.6(d).

“IPO” shall mean, with respect to a JV Entity, the closing of the first sale of equity securities of that JV Entity to the public in a registered public offering under the laws of the jurisdiction in which such public offering is undertaken, resulting in a public market for the equity securities of such JV Entity.

“Issuance Notice” shall have the meaning set forth in Section 2.4.

“Issuance Notice Window” shall have the meaning set forth in Section 2.4.

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“Joinder Agreement” shall mean a joinder agreement in substantially the form of Exhibit L attached hereto.

“Joinder Party” shall mean a Person, other than FR Holdings and SunEdison, who makes a Capital Commitment pursuant to Section 2.2(c) or Section 2.6 and agrees to be bound by the terms of this Agreement pursuant to executing a Joinder Agreement.

“Joint Sale Period” shall have the meaning set forth in Section 6.6(f).

“JV Entity” refers, as the context indicates, to SunEdison Reserve US, SunEdison International, or any other joint venture entity formed by SunEdison and FR Holdings further to this Agreement after the date hereof to serve as a vehicle through which FR Holdings will provide cash equity and arrange for long-term financing for Projects in a Targeted Country other than the United States, or to any of them.

“JV Entity Agreement” shall mean the US JV Agreement, the International JV Agreement or the governing organizational document of any other JV Entity, as the case may be.

“JV Risk” shall have the meaning set forth in Section 6.6(c).

“Lockup Period” shall mean the later of (i) the [*****] anniversary of the Closing Date, or (ii) (a) in the case of a proposed Transfer of Interests by FR Holdings (or any assignee of FR Holdings) or the transfer by the Fund of its ownership interests in FR Holdings such that its portion of FR Holdings’ Percentage Interest attributable to the Fund is less than 50.1%, the date when all Projects in the Registry have been developed and fully paid for by the JV Entities or cancelled or removed pursuant to Section 3.2(e), or (b) in the case of a proposed Transfer of Interests by SunEdison, the date on which all agreements (other than O&M Agreements) entered into by SunEdison or a SunEdison EPC Party to provide services to the JV Entities or Project Companies have expired; provided that the Lockup Period shall automatically terminate, and shall be of no further effect, with respect to a Transfer of Interests of a JV Entity following the IPO of that JV Entity.

“Mandatory Project Due Diligence”, with respect to a Project, shall mean the due diligence matters identified on Exhibit A.

“MEMC” shall have the meaning set forth in the Recitals.

“MEMC Breach” shall have the meaning set forth in Section 6.6(a).

“MEMC Guarantee” shall have the meaning set forth in the Recitals.

“Milestone Payments” for a Project shall mean the payments identified as “Milestone Payments” to be made by the Project JV Entity or Project Company, as applicable, pursuant to the EPC Agreement for such Project.

“Non-Qualifying Entity” shall have the meaning set forth in Section 2.2(d).

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“Notice of Completion of CPs”, with respect to a Project, shall mean the notice to be delivered by SunEdison or the SunEdison EPC Party, as applicable, to the Project JV Entity of the satisfaction of the conditions set forth in Section 3.2 below for such Project.

“Observer” shall have the meaning set forth in Section 2.5(b).

“Offered Interest” shall have the meaning set forth in Section 2.6(c).

“Offer Price” shall have the meaning set forth in Section 2.6(c).

“O&M Agreement” shall mean, with respect to a Project, an operations and maintenance agreement entered into by and between SunEdison (or its designated Affiliate) and the Project JV Entity (or its designated Project Company), which agreement shall be in substantially the form of Exhibit E, attached hereto and incorporated herein by reference, subject to modifications for the particular Project as more particularly set forth in this Agreement.

“Outside Date” shall have the meaning set forth in Section 3.2.

“Percentage Interest” shall mean, as of any date of determination, that percentage which corresponds with the ratio which each Investor’s Capital Commitment (without regard to whether such Investor has any Unused Capital Commitment or the amount thereof) bears to the total Capital Commitments of all Investors (without regard to whether any such Investors have any unused Capital Commitments or the amounts thereof). As the context requires, an Investor’s Percentage Interest may be measured with respect to a particular JV Entity or multiple JV Entities.

“Permitted Transferee” shall mean with respect to any Investor, any Affiliate of such Investor (provided that, in the case of FR Holdings, Permitted Transferee means any Affiliate of First Reserve Management, L.P.) who has executed a Joinder Agreement in connection with a Transfer of all or part of that Investor’s Interest in a JV Entity.

“Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associates, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“PPA”, in respect of a Project, shall mean a power purchase agreement or feed-in tariff agreement entered into between the Project Company and a Person utilizing or purchasing all or part of the electricity generated by such Project. For the avoidance of doubt, the Investors acknowledge that a PPA may initially be executed by and between an Affiliate of SunEdison and a third-party and then assigned or transferred to the Project Company.

“Post-COD Working Capital” shall have the meaning set forth in Section 3.4(d).

“Post-COD Working Capital Facility” shall mean one or more working capital facilities which may be obtained by a JV Entity in order to finance the Post-COD Working Capital.

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“Pre-COD Working Capital” shall have the meaning set forth in Section 3.4(c).

“Pre-COD Working Capital Facility” shall mean one or more working capital facilities which may be obtained by a JV Entity in order to finance the Pre-COD Working Capital.

“Pricing Model”, for each Targeted Country, shall mean the Excel model utilized to generate the Purchase Price for Projects in that Targeted Country as represented in an electronic message from Mr. Tomakin Archambault, Director of Market Finance of SunEdison to Mark Florian, Director of FR Holdings, and confirmed by electronic message from Mr. Florian to Mr. Archambault.

“Project” shall mean a solar photovoltaic (“PV”) power generation facility placed or proposed to be placed into construction by SunEdison pursuant to this Agreement.

“Project Company” shall mean the Affiliate of the Project JV Entity designated by that entity to own that Project (and either the Project JV Entity or such Affiliate shall be the party to the EPC Agreement and O&M Agreement related to such Project).

“Project Company Breach” shall have the meaning set forth in Section 6.6(b).

“Project Debt Financing” shall mean the short-term bridge and long-term debt financing obtained by the Project JV Entity for the Projects. For the avoidance of doubt, the Parties acknowledge and agree that the Project Debt Financing may include the Pre-COD Working Capital Facility (if any) and the Post-COD Working Capital Facility (if any). The Project JV Entity is not required to provide Project Debt Financing that includes construction financing, although it will cooperate with SunEdison to assist in obtaining such financing.

“Project JV Entity” shall refer to the particular JV Entity to which a Project has been presented and accepted into the related Registry.

“Project JV Entity Breach” shall have the meaning set forth in Section 6.6(b).

“Project JV Entity Guaranty” shall mean the guaranty of the Project Company’s obligations under an EPC Agreement and O&M Agreement to be provided by the Project JV Entity, which guaranty shall be substantially in the form of Exhibit H.

“Project Parameters” shall mean, with respect to any Project, the requirements that such Project (i) is located within a Targeted Country and (ii) meets or exceeds the Target IRR for such Targeted Country as set forth in the Business Plan and the applicable Base Case Model.

“Project Pricing Summary Sheet” for a Project shall mean a summary setting forth the Target Purchase Price, the Escrow Amount and all material elements applicable to the Pricing Model for such Project, which summary shall be in substantially the form of Exhibit O attached hereto and incorporated herein by reference.

“Project Purchase Commitment” shall mean the commitment of the Project JV Entity to purchase a Project in accordance with the provisions of Sections 3.1, 3.2 and 3.3.

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“Project Re-Sale” shall have the meaning set forth in Section 6.6(f).

“Project Submittal Tranche” shall mean a Project or assemblage of Projects identified in writing by SunEdison and aggregating not less than [*****] ([*****]) megawatts of electric energy generating capacity.

“Purchase Option” shall have the meaning set forth in Section 2.6(c).

“Purchase Notice” shall have the meaning set forth in Section 2.6(c).

“Purchase Price”, with respect to each Project, shall mean the cash consideration to be paid by the applicable Project JV Entity or Project Company to the SunEdison EPC Party for the purchase of such Project in accordance with the EPC Agreement for such Project and as reflected on the Project Pricing Summary Sheet.

“Registry” shall mean the list of Projects to be constructed which have been presented by SunEdison to and accepted by one of the JV Entities, as such list may be amended or supplemented from time to time in accordance with the provisions of this Agreement.

“Related Documents” shall mean each of the Business Plan, Fund Guarantee and MEMC Guarantee, as well as each JV Entity Agreement, Joinder Agreement, Project JV Entity Guaranty, SunEdison Guaranty, EPC Agreement and O&M Agreement and any other documents that may be executed and delivered from time to time in connection with this Agreement.

“Required Sale” shall have the meaning set forth in Section 2.6(f).

“Required Sale Notice” shall have the meaning set forth in Section 2.6(f).

“ROFR Exercise Notice” shall have the meaning set forth in Section 2.6(d).

“ROFR Period” shall have the meaning set forth in Section 2.6(d).

“Rovigo Project” shall mean the approximately seventy (70) megawatt solar power generation facility which may be developed for SunEdison Reserve International in the Italian province of Rovigo and identified on the Registry.

“Securities Act” shall have the meaning set forth in Section 4.1(e).

“Selling Investor” shall have the meaning set forth in Section 2.6(e).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation or other entity a majority of the capital stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person or (ii) a partnership in which such Person or any direct or indirect Subsidiary is a general partner.

“SunEdison” shall have the meaning set forth in the Preamble.

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“SunEdison Breach” shall have the meaning set forth in Section 6.6(b).

“SunEdison Carrying Cost” shall mean, with respect to any Milestone Payments owed to the SunEdison EPC Party under an EPC Agreement, or in the case of Milestone Payments referred to in Section 6.6(e) owed pursuant to Section 3.2 of this Agreement, which are past due, interest accruing at the rate of [*****]% per annum commencing on the due date of such payment and accruing through the earlier of (i) the one year anniversary of such due date; (ii) the date on which a Project Re-Sale has been consummated pursuant to Section 6.6(f); and (iii) the payment to the SunEdison EPC Party with respect to a particular Project of the full Milestone Payments then due together with all then accrued and unpaid SunEdison Carrying Costs thereon and, if applicable, reasonable attorneys fees and court costs.

“SunEdison Contractor Breach” shall have the meaning set forth in Section 6.6(a).

“SunEdison EPC Party” shall mean the Affiliate or Affiliates of SunEdison designated from time to time by SunEdison to be the Contractor (as defined in the EPC Agreement) under one or more of the EPC Agreements.

“SunEdison Guaranty” shall mean the guaranty of the Contractor’s (as defined in the EPC Agreement) obligations under an EPC Agreement to be provided by SunEdison, which guaranty shall be substantially in the form of Exhibit I.

“SunEdison Reserve International” shall have the meaning set forth in the Preamble.

“SunEdison Reserve US” shall have the meaning set forth in the Preamble.

“Tag-Along Acceptance” shall have the meaning set forth in Section 2.6(e).

“Tag Inclusion Notice” shall have the meaning set forth in Section 2.6(e).

“Tag Offerees” shall have the meaning set forth in Section 2.6(e).

“Target IRR” shall mean, with respect to a Project, the target internal rate of return on equity with respect to a Project which is utilized to generate the Target Purchase Price. The Target IRR shall be specific to each Targeted Country and shall be represented in the Pricing Model for such Targeted Country and set forth in the Project Pricing Summary Sheet with respect to a Project.

“Target Purchase Price”, with respect to each Project, shall mean the projected Purchase Price for a Project as set forth in the Project Pricing Summary Sheet applicable to such Project. The Target Purchase Price shall be generated by utilizing the Base Case Model and the applicable Target IRR.

“Targeted Country” shall mean any of Canada, Italy, Spain, the United States and such other countries as the Parties may mutually designate for the development of Projects pursuant to this Agreement.

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“Third Parties” shall have the meaning set forth in Section 3.1(a).

“Transfer” shall mean to sell, hypothecate, pledge, assign or otherwise transfer.

“Transfer Notice” shall have the meaning set forth in Section 2.6(c).

“Transfer Period” shall have the meaning set forth in Section 2.6(c).

“Unused Capital Commitment” shall be the basis upon which Capital Contributions are called by the JV Entities and shall mean, with respect to any Investor and as of any time, such Investor’s Capital Commitment, minus (A) the sum of all Capital Contributions previously made by such Investor to a JV Entity, plus (B) the sum of (i) any portion of a Capital Contribution previously made by such Investor to a JV Entity for a Project prior to the JV Entity obtaining Project Debt Financing for such Project, which portion is returned or credited back to such Investor upon obtaining Project Debt Financing for such Project as contemplated by Section 2.3(c); provided that this clause (i) shall only apply in the case of Project Debt Financing obtained within six (6) months of COD for such Project; and (ii) any portion of a Capital Contribution previously made by that Investor which, in connection with a subsequent Capital Contribution by an Additional Investor(s) permitted under Section 2.2(c), is returned or credited back to such Investor as contemplated by Section 2.3(c); provided that this clause (ii) shall only apply in respect of amounts returned or credited to such Investor no later than the one-year anniversary of the date on which such Investor’s previous Capital Contribution was made. For the avoidance of doubt, (x) the preceding provision for increasing Unused Capital Commitments by the amount of any capital returned shall not apply in connection with the sale of a Project to a third party; and (y) the preceding provision for increasing Unused Capital Commitments by the amount of any capital returned or credited back shall not require Investors to make payments in excess of the limitations set forth in Section 2.3(a) or in excess of their respective Capital Commitments. Unused Capital Commitments shall also be reduced as and to the extent provided in Section 2.3(c).

“US JV Agreement” shall mean the limited partnership agreement of SunEdison Reserve US (as amended, restated, supplemented or otherwise modified from time to time), a copy of which is set forth at Exhibit J hereto.

“VAT” shall have the meaning set forth in Section 3.4(f).

ARTICLE 2. Joint Venture Entities

2.1 Establishment of Joint Venture Entities.

(a) Purpose. SunEdison and FR Holdings have caused the formation of SunEdison Reserve International, and SunEdison and FR Holdings US have caused the formation of SunEdison Reserve US, to serve as the initial vehicles through which the parties will provide long-term financing for the Projects placed on the Registry, including by purchasing or causing the purchase of the completed Projects, as contemplated by Article 3 hereof. The US JV Agreement is set forth as Exhibit J hereto and the International JV Agreement is set forth as Exhibit K hereto.

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(b) Additional JV Entities. The Parties acknowledge that it may be desirous in the future to establish one or more additional JV Entities to finance Projects in a Targeted Country. At such time as FR Holdings and SunEdison determine in writing to establish such additional JV Entity, the Parties will cooperate to amend this Agreement if and to the extent necessary to establish such additional JV Entity; provided, that it shall be a condition to the establishment of such additional JV Entity that (i) it shall become a party to this Agreement, (ii) the organizational document(s) of such additional JV Entity shall contain provisions substantially similar to those included in the International JV Agreement in respect of capital structure, ownership terms, conditions and governance.

2.2 Capital Commitments and Percentage Interests.

(a) Initial Investors. The Capital Commitment, Unused Capital Commitments and Percentage Interest of each Investor is set forth on Schedule I attached hereto and shall be amended from time to time by FR Holdings (and provided to SunEdison) to reflect the Capital Commitment of any Additional Investor, as well as to reflect any changes to an Investor’s Capital Commitment, Percentage Interest or Unused Capital Commitment.

(b) Co-Investors in FR Holdings. The Parties hereby acknowledge that from time to time and at any time on or after the Closing Date, FR Holdings may invite investors (the “Co-Investors”), other than the Fund and its Affiliates, to make a capital commitment to, or otherwise purchase an interest in, FR Holdings. Nothing in this Agreement shall be construed to limit the ability of FR Holdings to accept such capital commitment or sell any interest in itself to such investors, except that without the prior written consent of SunEdison, (i) no Competitor Company shall be permitted to make a capital commitment to, or otherwise purchase an interest in, FR Holdings and (ii) no Person shall be permitted to make a capital commitment to, or otherwise purchase an interest in, FR Holdings that would result in (x) the voting or economic interest of the Fund and its Affiliates (measured as a whole) in FR Holdings being less than 50.1% or (y) that portion of FR Holding’s Percentage Interest attributable to the Fund being less than 50.1%.

(c) Additional Investors. From time to time and at any time on or after the date hereof, any additional Person may, upon the written consent of FR Holdings and the execution of a Joinder Agreement, make a Capital Commitment (any such Person, excluding a Person that acquires an Investor’s Interest pursuant to Section 2.6, an “Additional Investor”); provided, however, that (i) FR Holdings shall, to the extent practicable, notify SunEdison of any such contemplated Additional Investor prior to the acceptance of such Additional Investor’s Capital Commitment, (ii) in no case may an Additional Investor make a Capital Commitment that would result in (x) the Percentage Interest of FR Holdings being less than 50.1% or (y) that portion of FR Holding’s Percentage Interest attributable to the Fund being less than 50.1% of its aggregate Percentage Interest, (iii) without the prior written consent of SunEdison, no Competitor Company may become an Additional Investor, (iv) without the prior written consent of SunEdison, such consent not to be unreasonably withheld or delayed, no Additional

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Investor may be permitted to make a Capital Commitment without executing and delivering to SunEdison a Guarantee with respect to its Capital Commitment on substantially the same terms and conditions as the Fund Guarantee, (v) the issuance of the Interests to such Additional Investor will be subject to the provisions of this Article 2, including, without limitation, Section 2.4 below, (vi) the issuance of the Interests to such Additional Investor will be subject to each of the applicable JV Entity Agreements, and (vii) the issuance of the Interests to such Additional Investor shall not adversely and disproportionately affect the Interests of SunEdison as an Investor as compared to other Investors (disregarding for this purpose the fact that SunEdison and the other Investors may or may not choose to exercise rights under Section 2.4 in connection with a proposed issuance). From time to time, FR Holdings and JV Entities will evaluate market conditions, Project opportunities available to the JV Entities and existing capital available to be deployed under this Agreement. Dependent upon and subject to such assessments, FR Holdings and the JV Entities intend to, but shall not be obligated to, expand available Capital Commitments, using commercially reasonable efforts to obtain from investors additional Capital Commitments of up to $150,000,000 to develop and purchase additional Projects hereunder.

(d) Taxable Entity Status for SunEdison Reserve US Members. It is understood and agreed that notwithstanding the foregoing, no Person may be a member of SunEdison Reserve US that is not eligible for purposes of qualification of SunEdison Reserve US for “grants in lieu of tax credit” pursuant to Section 1603(g) of the American Recovery and Reinvestment Act of 2009 (“Non-Qualifying Entity”). Accordingly, any Additional Investor that is a Non-Qualifying Entity shall establish a C blocker corporation through which it will invest in SunEdison Reserve US.

2.3 Capital Contributions.

(a) As and when capital is required by a JV Entity in order to make Milestone Payments pursuant to the applicable EPC Agreement or payments necessary to fund indemnity or other obligations hereunder with respect to a particular Project, such JV Entity shall be obligated to deliver a Capital Call Notice to each of the Investors. Each such Capital Call Notice shall specify (a) that the Capital Contribution is required to be made by such Investor pursuant to this Section 2.3, (b) the anticipated purpose for which the Capital Contribution shall be used, (c) each Investor’s pro rata share of such Capital Contribution, which shall be based on its Unused Capital Commitment and (d) the due date for payment of such Capital Contribution, which shall not be prior to ten (10) Business Days following the date of such Capital Call Notice (a “Funding Date”). Each of the Investors will thereafter be required to make, by no later than the Funding Date, a Capital Contribution in cash in the amount stated in, and otherwise pursuant to the terms of, the Capital Call Notice; provided that (i) no Investor shall be required to make a Capital Contribution in excess of the then-current amount of its Unused Capital Commitment, (ii) SunEdison’s requirement to make a Capital Contribution shall, if and when applicable, be modified by the provisions of Sections 2.6(c), (e), (f), (g) and Section 3.1(b), and (iii) the total amount of Capital Contributions which may be required in respect of any Project from time to time shall not exceed the sum of:

(x) the then unpaid Purchase Price of such Project; plus

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(y) an amount equal to the sum of (1) the SunEdison Carrying Cost, if any, and (2) reasonable attorneys’ fees and out-of-pocket expenses incurred by SunEdison, if any, in enforcing its rights to payment hereunder.

(b) The determination of the amount and timing of a capital call shall be made by the Board by taking into account, among other factors, the available Project Debt Financing for a Project; provided, however, that the JV Entity shall be obligated to deliver such Capital Call Notices as may be required in order to meet the financial obligations described herein. The obligation of an Investor to make the Capital Contribution required pursuant to the Capital Call Notice shall be the direct obligation of such Investor and shall be enforceable by the JV Entity.

(c) The Parties acknowledge that Investors may be required to fund Capital Contributions with respect to a Project prior to the JV Entity obtaining Project Debt Financing for that Project. The Parties intend that when Project Debt Financing is obtained for such Project within the six (6) month period referred to in clause (i) of the definition of “Unused Capital Commitment”, the amount of equity capital replaced by such Project Debt Financing will either be (i) returned to the Investors or (ii) retained by the applicable JV Entity. In the former case, the amount returned will increase the applicable Investor’s Unused Capital Commitment as provided in the definition thereof. In the case of clause (ii), the amount retained will be “credited back” to each applicable Investor (and will correspondingly increase such applicable Investor’s Unused Capital Commitment as provided in the definition thereof) and be available for payment of obligations relating to such Project or other Projects which otherwise could be required to be satisfied pursuant to Capital Contributions hereunder from such applicable Investor (with, in the event of such payment, a corresponding reduction in such Investor’s Unused Capital Commitment). Additionally, if, in connection with a subsequent Capital Contribution by an Additional Investor described in clause (ii) of the definition of “Unused Capital Commitment”, any portion of an Investor’s Capital Contribution (which Capital Contribution was made during the one-year period referred to in such clause (ii)) is retained by the applicable JV Entity (rather than the return thereof to such Investor) in order to facilitate the pro rata participation of all Investors in a Project, then the amount so retained will be “credited back” to such Investor (and will correspondingly increase such Investor’s Unused Capital Commitment as provided in the definition thereof) and be available for payment of obligations relating to such Project or other Projects which otherwise could be required to be satisfied pursuant to Capital Contributions hereunder from such Investor (with, in the event of such payment, a corresponding reduction in such Investor’s Unused Capital Commitment). For the sake of clarity, and notwithstanding anything to the contrary contained in this Agreement, in no event shall any Investor be required to fund amounts “credited back” under this Section 2.3(c), and added to the definition of Unused Capital Commitment, in cash.

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2.4 Preemptive Rights.

Each Investor shall have preemptive rights with respect to any future equity issuances by the JV Entities other than equity issuances (i) in connection with an employee stock option plan or other bona fide employment compensation arrangement that is approved by the Board of such JV Entity, (ii) as consideration in connection with a bona fide acquisition by the JV Entity or any of its Subsidiaries or (iii) pursuant to an IPO. Accordingly, prior to issuing any additional equity interests in the JV Entity to any Person, except as provided above, the JV Entity must give each Investor a notice (an “Issuance Notice”) of the JV Entity’s intention to make such issuance. The Issuance Notice shall describe the type of additional equity interests, and the price and terms upon which it proposes to issue such additional equity interests. Each Investor shall have fifteen (15) Business Days (the “Issuance Notice Window”) from the date of receipt of the Issuance Notice to agree to purchase up to its pro rata portion (based on each Party’s then Percentage Interest in such JV Entity) of such additional equity interests for the price and upon the terms specified in the Issuance Notice by giving written notice to the JV Entity and stating therein the quantity of additional equity interests elected to be purchased. Any issuance to an Investor pursuant to an exercise of its preemptive rights under this Section 2.4 shall be consummated within fifteen (15) Business Days following the Issuance Notice Window. In the event that any Investor fails to exercise in full the preemptive rights set forth in this Section 2.4 within the Issuance Notice Window, the JV Entity shall have fifteen (15) Business Days thereafter to issue the additional interests not elected to be purchased under this Section 2.4 at the price and upon terms no more favorable to the purchasers than specified in the Issuance Notice. In the event that the JV Entity has not sold such additional equity interests within such subsequent fifteen (15) Business Day period, the JV Entity shall not thereafter issue or sell any additional equity interests without first offering such additional equity interests in the manner provided in this Section 2.4. The obligations of the JV Entities and the rights of the Investors under this Section 2.4 shall terminate upon an IPO of that JV Entity.

2.5 Governance and Management.

(a) Board. The business and affairs of each of the JV Entities shall be managed by a board of directors (or similar governing body) (the “Board”). Except as required by any non-waivable provision of applicable law or the provisions of this Agreement, the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the JV Entities, to make all decisions regarding those matters, to supervise, direct and control the actions of its officers and to perform any and all other actions customary or incident to the management of its business, property and affairs. Unless otherwise provided in the JV Entity Agreement and subject to Section 2.5(d), (i) at any vote taken by the Board, each member of the Board shall be afforded that number of votes that corresponds to the Percentage Interest of the Investor appointing such member relative to the Percentage Interest of the Investor appointing each other member; provided that wherever two or more members have been appointed by the same Investor, such Investor’s Percentage Interest shall be deemed to be divided equally among such members and (ii) subject to any non-waivable provision of applicable law, any act of the Board (including any vote, resolution or other action) shall require at least that number of members holding a majority of the votes entitled to vote thereon, as calculated pursuant to the preceding clause.

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(b) Board Composition. The Board shall initially consist of at least three persons, two of whom shall be designated by FR Holdings and one of whom shall be designated by SunEdison. FR Holdings shall at all times have and retain the right to appoint the Chairman and Secretary of the Board and to expand or decrease the size of the Board (but no fewer than three members for so long as SunEdison maintains the right to designate a member pursuant to this Section 2.5(b)). For so long as SunEdison’s Percentage Interest in the JV Entities is at least five percent (5%), SunEdison shall have the right to designate one member of the Board and thereafter, for so long as SunEdison holds an Interest in such JV Entity and there has not been an IPO of such JV Entity, SunEdison shall have the right to appoint one individual to serve as an observer on such Board (each, an “Observer”). Subject to the terms of the JV Entity Agreement, the Observer shall be entitled to (i) attend all meetings of the Board, including any committee meetings of the Board, (ii) receive notices of such meetings concurrently with the members of the Board or such committees thereof and (iii) receive all information provided to members of the Board or such committees thereof at such meetings; provided, that the Observer shall have no voting rights and his or her presence shall not be required for determining a quorum at any meeting he or she is entitled to attend pursuant to this Section 2.5(b). Either SunEdison or FR Holdings may, at any time, remove and/or replace its respective member(s) of the Board. Any member of the Board removed for cause pursuant to the terms of the JV Entity Agreement may only be replaced by the Party that designated such Board member; provided that with respect to any Board member so removed that was designated by SunEdison, SunEdison may only replace such Board member if it is still then entitled to appoint a Board member pursuant to this Section 2.5(b).

(c) Investor Voting. Unless otherwise provided by the JV Entity Agreement or by applicable law and subject to Section 2.5(d), any vote, resolution or other action required to be taken by the Investors in their capacity as limited partners, members, stockholders or other interest holders of such JV Entity shall require a majority in interest (measured by each Investor’s Percentage Interest) of the Investors entitled to vote or act thereon. Each Investor shall be afforded that number of votes that corresponds to such Investor’s Percentage Interest.

(d) SunEdison Veto Right. Notwithstanding anything herein to the contrary, SunEdison shall have the right to approve, in its sole discretion: (i) any amendment to the JV Entity Agreement that could reasonably be expected to have a disproportionate material adverse effect on the business, assets, properties, results of operations, financial condition of SunEdison and its Subsidiaries (taken as a whole), (ii) any employee stock option plan or other employee equity plan or arrangement that directly or indirectly results in equity issuance by the JV Entity which individually or when aggregated with all other such employee plans or arrangements of all JV Entities exceeds two percent (2%) of the aggregate outstanding Interests of all JV Entities, (iii) the reduction of Capital Commitments for the JV Entity and (iv) until the last to occur of (A) the end of the

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Investment Exclusivity Period, and (B) the date upon which not less than ninety-five percent (95%) of the Parties’ Capital Commitments have been allocated to Projects, (w) any transaction by the JV Entity pursuant to which the JV Entity will acquire any material assets (other than pursuant to an EPC Agreement); (x) the purchase or other financing by a JV Entity or Project Company of any solar power project outside the scope of this Agreement with a Person other than SunEdison; (y) material changes to the Business Plan; or (z) an IPO; provided, however, that the events and transactions described in sub-section (iv) shall not reduce, encumber or eliminate the Unused Capital Commitments as of the date thereof and all such Unused Capital Commitments shall be fully allocated only to Projects.

2.6 Sale and Assignment; Transfer Restrictions.

(a) General Restrictions. Except as provided in the JV Entity Agreement, no Investor may Transfer all or part of its Interest without complying with this Agreement. Any Transfer that does not so comply with all applicable terms of this Agreement shall be null and void and of no force or effect. Notwithstanding anything herein to the contrary, an Investor may, at any time, Transfer all or any portion of its Interest to a Permitted Transferee without having to comply with the restrictions set forth in this Section 2.6. Except for a Transfer by FR Holdings in compliance with the provisions of Section 2.6(c), (i) no Investor may Transfer all or any part of its Interests and (ii) no Co-Investor may Transfer all or any part of its equity interest in FR Holdings, in either of clauses (i) or (ii), to a Competitor Company. The FR Holdings organizational documents shall be drafted to ensure this transfer prohibition is included.

(b) Lockup Period. During the Lockup Period, (i) no Investor may Transfer all or part of its Interest without the prior written consent of both of SunEdison and FR Holdings and (ii) the Fund may not transfer its ownership interests in FR Holdings to the extent such transfer would reduce the Fund’s portion of FR Holdings’ Percentage Interest attributable to the Fund being less than 50.1%, without the prior written consent of SunEdison.

(c) Right of First Offer.

(i)

On and after the expiration or termination of the Lockup Period (other than any termination thereof with respect to a JV Entity in connection with an IPO of that JV Entity), in the event FR Holdings desires to Transfer all or any part of its Interest (the “Offered Interest”) to any Competitor Company, other than pursuant to, and in accordance with Section 2.6(e) (as a Tag Offeree) or Section 2.6(f), such proposed Transfer shall be subject to a right of first offer pursuant to this Section 2.6(c) and FR Holdings shall first be required to furnish to SunEdison a written notice of such proposed Transfer (the “Transfer Notice”). The Transfer Notice shall describe (i) the portion of such Investor’s Interest it proposes to Transfer, (ii) the purchase price in cash at

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which FR Holdings is prepared to Transfer such Interest (the “Offer Price”) and (iii) all other material terms and conditions of the proposed Transfer. The Transfer Notice shall include an irrevocable offer to sell such Interest to SunEdison or its designees at the applicable Offer Price. SunEdison shall then have the option (the “Purchase Option”) to purchase all of such Offered Interest at the Offer Price. The Purchase Option shall be and remain irrevocable for a period of fifteen (15) Business Days after the date the Transfer Notice is given to SunEdison (the “Transfer Period”). At any time during the Transfer Period, SunEdison may elect to exercise the Purchase Option by giving written notice of its election to FR Holdings (the “Purchase Notice”) and in such Purchase Notice it shall fix the closing time and place for such purchase, which shall in any event not be earlier than five (5) Business Days after the date of the delivery of the Purchase Notice nor more than fifteen (15) Business Days after the expiration of the Transfer Period.

(ii)

As an alternative to exercising the Purchase Option, during the Transfer Period SunEdison may elect to require that, as a condition to the consummation of the proposed Transfer by FR Holdings, the Competitor Company agree to purchase all of SunEdison’s Interest, and assume all of its Capital Commitments, in each of the JV Entities at the same time and on the same terms as the purchase of the Interest of FR Holdings (the “Competitor Tag-Along Right”). Accordingly, at any time during the Transfer Period, SunEdison may elect to exercise the Competitor Tag-Along Right by giving written notice of such election (a “Competitor Tag-Along Inclusion Notice”) to FR Holdings. It shall thereafter be a condition to the consummation of the proposed Transfer of the Offered Interest by FR Holdings that the Competitor Company agree to purchase all of SunEdison’s Interest and assume all of its Capital Commitments in each of the JV entities at the same time and on the same terms as the Transfer of the Interest of FR Holdings. Upon the consummation of such Transfer pursuant to the Competitor Tag-Along Right, (x) the transferee shall assume all of SunEdison’s Unused Capital Commitment and SunEdison shall thereafter be relieved of its obligation to make Capital Contributions, (y) if the documentation for the Transfer to a Competitor Company requires Transferring Investors to be liable for third party claims against any of the JV entities, such documentation shall provide that, to the extent that any such third party claims are made, which claims relate to events preceding the consummation of such Transfer to a Competitor Company, SunEdison shall only be liable for its pro rata share (based on its Capital Commitment at the time of the event giving rise to such

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claim) of any such liability provided for under such documentation and (z) the documentation shall provide that, to the extent that any such claims are made against any of the JV Entities, which claims relate to events occurring after the consummation of such Transfer to a Competitor Company and do not trigger a claim based on the breach of a representation as of the closing of the Transfer against the sellers of Interests, SunEdison shall not be liable for any of such losses or indemnity obligations (provided, however, that other than as provided above, such provision shall not be construed to eliminate SunEdison’s undertaking to make any representations and warranties (and related indemnities) as a seller of Interests on substantially the same terms and conditions as other selling Investors pursuant to such Transfer to a Competitor Company, and SunEdison’s liability thereunder shall be in proportion to the proceeds to be received by SunEdison in such Transfer in respect of its Interests); provided that in no case shall such documentation relieve (1) SunEdison of any liability for losses arising as a result of any breach of this Agreement or (2) SunEdison or any SunEdison Affiliate of any obligation under any of the Related Documents.

(iii)	In the event that SunEdison does not deliver a Purchase Notice or Competitor Tag-Along Inclusion Notice within the Transfer Period, or, following the delivery of a Purchase Notice, fails to consummate the purchase of the Offered Interest in accordance with the terms and conditions set forth in the Transfer Notice within fifteen (15) Business Days following the expiration of the Transfer Period, and provided that FR Holdings has complied with all of its obligations under this Section 2.6(c), then FR Holdings may, not later than ninety (90) days and subject to the other provisions of this Section 2.6, Transfer all (but not less than all) of the Offered Interest to the Competitor Company on terms no less favorable to FR Holdings than those set forth in the Transfer Notice. If, at the end of such ninety (90) day period, FR Holdings has not completed the Transfer of the Offered Interest in accordance with the foregoing, FR Holdings must again comply with the provisions of this Section 2.6(c) with respect to any Transfer.

(d) Right of First Refusal.

(i)

On and after expiration or termination of the Lockup Period (other than any termination thereof with respect to a JV Entity in connection with an IPO of that JV Entity), in the event an Investor desires to Transfer all or any part of its Interest (the “Investor Interest”) to any Person, other than pursuant to, and in accordance

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with Section 2.6(c)(ii), Section 2.6(e) (as a Tag Offeree) or Section 2.6(f), such proposed Transfer shall be subject to a right of first refusal pursuant to this Section 2.6(d) and such Investor shall first be required to deliver to FR Holdings written notice of such proposed Transfer (the “Investor Sale Notice”). The Investor Sale Notice shall describe (i) the Interest proposed to be transferred, (ii) the purchase price at which is prepared to Transfer such Investor Interest (the “Investor Sale Price”), (iii) the identity of the proposed transferee and (iv) all other material terms and conditions of the proposed Transfer. The Investor Sale Notice shall also include an irrevocable offer to sell the Investor Interest to FR Holdings or its designated Affiliate at the applicable Investor Sale Price, and shall be and remain irrevocable for a period of fifteen (15) Business Days after the date the Investor Sale Notice is given to FR Holdings (the “ROFR Period”). FR Holdings may, at any time during the ROFR Period, elect to exercise an option to acquire all of such Investor Interest by delivering written notice (the “ROFR Exercise Notice”) to the Investor of its intent to purchase the Investor Interest. The ROFR Exercise Notice shall fix the closing time and place for such purchase, which shall in any event not be earlier than ten (10) Business Days after the date of the delivery of the ROFR Exercise Notice nor more than fifteen (15) Business Days after the expiration of the ROFR Period.

(ii)	In the event that FR Holdings fails to deliver a ROFR Exercise Notice within the ROFR Period, or fails to consummate the purchase of the Investor Interest in accordance with the terms and conditions set forth in the Investor Sale Notice within fifteen (15) Business Days following the expiration of the ROFR Period, and provided that the Investor has complied with all of its obligations under this Section 2.6(d), then the Investor may, not later than ninety (90) days and subject to the other provisions of this Section 2.6, Transfer all (but not less than all) of the Investor Interest to a third party on the offered terms set forth in the Transfer Notice. If, at the end of such ninety (90) day period, the Investor has not completed the Transfer of the Investor Interest in accordance with the foregoing, the Investor must again comply with the provisions of this Section 2.6(d) with respect to any Transfer.

(e) Tag-Along Rights.

(i)

In the event an Investor proposes to Transfer to any Person any portion of its Interest (other than (i) following an IPO for that JV Entity, (ii) as a distribution in kind by FR Holdings to its equity investors or (iii) in connection with a proposed Transfer to a Competitor Company in compliance with and pursuant to Section 2.6(c)),

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the transferring Investor (the “Selling Investor”) shall be obligated to require that the proposed transferee include an offer to each of the Investors who is not the Selling Investor or the proposed third party transferee (collectively, the “Tag Offerees”) to include at the option of each Tag Offeree, in the sale or other Transfer to the third party transferee, a portion of the Interest owned by each Tag Offeree determined in accordance with this Section 2.6(e).

(ii)	The Selling Investor shall cause such third party transferee offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire from the Tag Offerees a portion of the Interest owned by them, as required by this Section 2.6(e), and a time and place designated for the closing of such purchase, which time shall not be less than fifteen (15) Business Days after delivery of such notice) and shall send written notice of such third party offer (the “Tag Inclusion Notice”) to each of the Tag Offerees in the manner specified herein, which Tag Inclusion Notice will include the material terms and conditions of the proposed Transfer, including (a) the identity of the proposed third party transferee, (b) the proposed amount and form of consideration for such Interest, (c) the proposed Transfer date, if known and (d) the portion of the Interest to be sold.

(iii)	Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice (the “Tag Along Acceptance”) to the Selling Investor at any time within fifteen (15) Business Days after receipt of the Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice, a pro rata portion of such Tag Offeree’s Interest (based on the percentage of the Selling Investor’s Interest that it is proposing to Transfer relative to its entire Interest). If a Tag Offeree fails to deliver in a timely manner a Tag Along Acceptance to the Selling Investor, it shall be deemed to have waived any right to participate in the Transfer.

(iv)	The Selling Investor shall, in its sole discretion, decide whether to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof. No Investor nor any Affiliate thereof shall have any liability to any other Investor or the applicable JV Entity arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Investor shall have failed to comply with the provisions of this Section 2.6(e).

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(v)	In connection with any Transfer pursuant to this Section 2.6(e), each Tag Offeree participating in such Transfer must agree to make the same representations, warranties, covenants and indemnities as the Selling Investor; provided that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Investor and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the JV Entity or its Subsidiaries) about the business of the JV Entity or its Subsidiaries, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree or Selling Investor and (z) notwithstanding anything in this paragraph to the contrary, any liability relating to representations and warranties (and related indemnities), covenants or other indemnification obligations regarding the business of the JV Entity or its Subsidiaries assumed in connection with the Transfer shall be shared by all exercising Tag Offerees electing to sell and the Selling Investor pro rata in proportion to the proceeds to be received by them in such Transfer in respect of their Interests and in any event shall not exceed the proceeds received by such Investor in the proposed Transfer in respect of its Interests. Each Tag Offeree participating in such Transfer will be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

(vi)	If the closing of the Transfer to the proposed third party transferee (whether or not any Tag Offeree has exercised its rights under this Section 2.6(e)) shall not have occurred within ninety (90) days after the date of the Inclusion Notice, the provisions of this Section 2.6(e) shall again be required to be complied with.

(f) Drag-Along Rights.

(i)

Notwithstanding anything contained in this Section 2.6, other than the Lockup Provisions of Section 2.6(b), to the contrary, if FR Holdings receives an offer to purchase or otherwise desires to Transfer Interests in an arm’s-length transaction for fair market value thereof (as determined by FR Holdings) constituting at least a majority of FR Holdings’ Interest in any or all of the JV Entities to any third party (a “Required Sale”), then FR Holdings may deliver a written notice (a “Required Sale Notice”) with respect to such Required Sale at least fifteen (15) Business Days prior to the anticipated closing date of such Required Sale to each of the other Investors (other than the proposed third party transferee, if

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applicable) requiring each of such Investors to sell or otherwise Transfer a proportionate amount of its Interest in the applicable JV Entity or JV Entities at the same price and on the same terms and conditions upon which FR Holdings is Transferring its Interest; provided that the consideration to be received by the Investors in such transaction shall be cash or the registered stock of a public company which stock is freely tradeable and, with regard to SunEdison, SunEdison shall have the right to require the purchase of all of its Interest in the applicable JV Entity or JV Entities, as the case may be.

(ii)	The Required Sale Notice will include the material terms and conditions of the Required Sale, including (a) the identity of the proposed transferee, (b) the proposed amount and form of consideration for such Interest and (c) the proposed Transfer date, if known. FR Holdings will then deliver or cause to be delivered to each other Investor copies of all transaction documents relating to the Required Sale promptly as the same become available.

(iii)

Upon receipt of a Required Sale Notice, each Investor shall be obligated to sell or otherwise Transfer a proportionate amount of its Interest (including any Interest held by its Affiliates) as is being Transferred by FR Holdings, or in case of SunEdison, some or all of its Interest in the applicable JV Entity or JV Entities, as applicable, and participate in the Required Sale contemplated by the Required Sale Notice, to vote, if required by law or otherwise, its Interest in favor of the Required Sale at any meeting of Investors (in their capacity as partners, members or other equity holders of a JV Entity) called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as FR Holdings agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided that (x) unless otherwise agreed by such Investor, an Investor may not be required to make representations and warranties or provide indemnities as to any other Investor, or make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the JV Entity or its Subsidiaries) about the business or operations of the JV Entity or its Subsidiaries, (y) no such Investor shall be liable for the breach of any covenant by any other Investor and (z)

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notwithstanding anything in this paragraph to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the JV Entity or its Subsidiaries assumed in connection with the Required Sale shall be shared by all Investors pro rata in proportion to the proceeds to be received by them in such Transfer in respect of their Interests and in any event shall not exceed the proceeds received by such Investor in the Required Sale in respect of its Interests. Upon the consummation of such Required Sale in which SunEdison sells all of its Interest, (A) the applicable transferee shall assume all of SunEdison’s Unused Capital Commitment and SunEdison shall thereafter be relieved of its obligation to make Capital Contributions, (B) if the documentation for the Required Sale requires Transferring Investors to be liable for third party claims against any of the JV entities, such documentation shall provide that, to the extent that any third party claims are made against any of the JV Entities, which claims relate to events preceding the consummation of such Required Sale, SunEdison shall only be liable for its pro rata share (based on its Capital Commitment at the time of the event giving rise to such claim) of any such losses or indemnity obligations and (C) the documentation shall provide that, to the extent that any such claims are made against any of the JV Entities, which claims related to events occurring after the consummation of such Required Sale and do not trigger a claim against the Investors based on the breach of a representation as of the closing of the Required Sale, SunEdison shall not be liable for any of such liability provided for under such documentation (provided, however, that other than as provided above, such provision shall not be construed to eliminate SunEdison’s undertaking to make any representations and warranties (and related indemnities) as a seller of Interests on substantially the same terms and conditions as other selling Investors pursuant to such Required Sale, and SunEdison’s liability thereunder shall be in proportion to the proceeds to be received by SunEdison in such Required Sale in respect of its Interests); provided that in no case shall such documentation relieve (1) SunEdison of any liability for losses arising as a result of any breach of this Agreement or (2) SunEdison or any SunEdison Affiliate of any obligation under any of the Related Documents.

(iv)

FR Holdings shall, in its sole discretion, decide whether to pursue, consummate, postpone or abandon any Required Sale and, subject to this Section 2.6(f), the terms and conditions thereof. No Investor nor any Affiliate of any such Investor shall have any liability to any other Investor or a JV Entity arising from, relating to or in connection with the pursuit, consummation, postponement,

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abandonment or terms and conditions of any Required Sale except to the extent such Investor shall have failed to comply with the provisions of this Section 2.6(f).

(g) Change of Control of SunEdison; Call Option.

(i)	In the event of a change of control of SunEdison (which shall not include a change of control of MEMC) which could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations or financial condition of the JV Entities (taken as a whole), then FR Holdings may elect, in its sole discretion, to purchase at fair market value SunEdison’s Interest (including any Interest held by its Affiliates) in the JV Entities; provided that FR Holdings shall also thereby assume all of the remaining SunEdison Capital Commitments (and the Capital Commitments of such Affiliates, if applicable). The right to purchase the Interest pursuant to this Section 2.6(g) is referred to as a “Call Option.” For purposes of this Section 2.6(g), “change of control” shall mean the occurrence of any of the following events: (a) any stock sale or any consolidation, merger, statutory share exchange, recapitalization or other business combination as a result of which Persons who were equity holders of SunEdison as of the date hereof beneficially own less than a majority of the combined voting power or the economic interest of SunEdison (or the surviving or resulting entity), whether in one transaction or a series of related transactions); (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of SunEdison; (c) the approval of any plan or proposal for the liquidation or dissolution of SunEdison; (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of SunEdison by directors who were not (i) directors of SunEdison as of the date hereof (ii) appointed by directors who were directors as of the date hereof or by directors so appointed or (iii) nominated or approved for election to the board of directors by directors described in the preceding clause (i) or (ii) or by MEMC Electronic Materials, Inc. or its successor; or (e) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934) or group of persons (as so used), other than MEMC, its successor or any company a majority of whose outstanding stock entitled to vote is owned directly or indirectly by MEMC, is or becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of a majority of SunEdison’s then outstanding equity interests.

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(ii)	FR Holdings shall exercise the Call Option by delivery to SunEdison, within fifteen (30) Business Days following public announcement of the consummation of the change of control, a written notice (the “Call Option Notice”) specifying the time and place of the closing of such purchase, which shall be at least fifteen (15) Business Days following delivery of the Call Option Notice. SunEdison shall be required to make customary representations and warranties regarding such SunEdison’s good title to, and the absence of liens, encumbrances and restrictions on the sale of, such Interest. In the event the Parties are unable to agree on “fair market value,” such shall be determined by an independent appraisal company selected by the Parties whose cost shall be shared by the Parties.

(iii)	Upon the consummation of any such Call Option, (x) FR Holdings shall assume all of SunEdison’s then Unused Capital Commitment and SunEdison shall thereafter be relieved of its obligation to make Capital Contributions, (y) the parties shall enter into appropriate documentation to provide that, to the extent that any third party claims are made against any of the JV Entities, which claims relate to events preceding the consummation of such Call Option, SunEdison shall only be liable for its pro rata share (based on its Capital Commitment at the time of the event giving rise to such claim) of any loss or obligation relating to such claim and (z) the documentation shall provide that, to the extent that any such claims are made against any of the JV Entities, which claims relate to events occurring after the consummation of such Call Option, SunEdison shall not be liable therefor; provided that in no case shall such documentation relieve (1) SunEdison of any liability for losses arising as a result of any breach of this Agreement or (2) SunEdison or any SunEdison Affiliate of any obligation under any of the Related Documents.

(h) Registration Rights. Exhibit M hereto sets forth certain registration rights to which the Investors shall be entitled in respect of the Interests held by them in each of the JV Entities.

(i) Joinder Agreement. In addition to the transfer restrictions set forth in this Section 2.6 and in any JV Agreement, it shall be a condition to the consummation of any Transfer of any Interest that the transferee executes a Joinder Agreement.

ARTICLE 3. Project Development.

3.1 Acquisition and/or Transfer of Projects.

(a) Inclusion of Projects in the Registry.

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(i)	SunEdison hereby covenants to use its commercially reasonable efforts to offer to the JV Entities at least that number and size of Projects so as to meet or exceed the Development Commitment. In furtherance thereof, from time to time and at any time SunEdison may deliver to the applicable JV Entities a written notice describing a Project Submittal Tranche for review and approval. No Project may form all or part of a Project Submittal Tranche unless such Project meets or exceeds the Project Parameters. Each such Project shall count towards the satisfaction of the Development Commitment, except as may be provided in the definition thereof.

(ii)	Concurrent with the delivery of the notice describing a Project Submittal Tranche, SunEdison shall deliver or otherwise make available to the applicable JV Entity (a) the Mandatory Project Due Diligence for each Project identified as being part of such Project Submittal Tranche and (b) an estimated timeline for the construction of each Project included in the Project Submittal Tranche (the “Expected Project Timeline”), which shall set forth the date on which construction of such Project is expected to begin, as well as the dates on which the Project is expected to reach Substantial Completion and Final Completion (as such terms are defined in the form of EPC Agreement attached hereto as Exhibit D). To the extent practicable, SunEdison agrees to provide information relating to Projects that it expects to include in a Project Submittal Tranche to the applicable JV Entity and FR Holdings for an initial review (the “Initial Review”) in advance of such time as SunEdison commences construction of such Projects. Such information may, but shall not be required to, include preliminary pricing for such Projects based upon the relevant information available at the time (including applicable information on solar resource, project location, feed-in-tariff, PPA and development milestones). To the extent practicable, the JV Entities agree to commence the diligence process promptly upon the receipt of such preliminary information and will prosecute such due diligence efforts in good faith to completion in a timely manner. Set forth on Schedule II to the Business Plan is an indicative, non-binding list of Projects which SunEdison presently intends to include in future Project Submittal Tranches, as well as the date on which SunEdison expects each such Project to be ready for an Initial Review and the expected COD of each such Project.

(iii)

Following the date SunEdison delivers written notice of an applicable Project Submittal Tranche covering each Project, and until expiration of the Exclusive Development Time Frame for each Project or rejection of the Project Submittal Tranche,

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SunEdison hereby agrees that neither SunEdison nor any of its Subsidiaries shall, nor shall it authorize or permit any of its or their officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries or agents to (A) solicit, initiate or knowingly encourage or facilitate any submission of any inquiries, indications of interest, proposals or offers from any corporation, partnership, person, entity or group other than the JV Entities or any of their Affiliates (collectively, “Third Parties”) concerning the purchase or sale of such Project (a “Competing Transaction”), (B) have any discussions with or provide any confidential information or data to any Third Party relating to a Competing Transaction, or engage in any negotiations with a Third Party concerning a Competing Transaction, or knowingly facilitate any effort or attempt by a Third Party to make or implement a Competing Transaction, (C) approve or recommend, or propose to approve or recommend, any Competing Transaction with any Third Party, (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, joint venture agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Competing Transaction with any Third Party or (E) propose or agree to do any of the foregoing; provided that in the case of Projects identified in Schedule I to the Business Plan, the provisions of this Section shall apply from and after the date hereof until expiration of the Exclusive Development Time Frame for each such Project.

(iv)

Prior to the expiration of the applicable Exclusive Development Time Frame, the applicable JV Entity shall provide notice to SunEdison of its acceptance or rejection of the Project Submittal Tranche. Acceptance of a Project Submittal Tranche shall be deemed to be acceptance of each Project included therein, and each Project so accepted shall automatically be added to the Registry as of the date of such JV Entity’s notice. Acceptance of a Project Submittal Tranche shall constitute the JV Entity’s approval of all of the Mandatory Project Due Diligence in respect of the Projects included in such Project Submittal Tranche; provided that in the event that SunEdison was unable to deliver any part of the Mandatory Project Due Diligence required to be delivered pursuant to Section 3.1(a)(ii) at such time as the Project Submittal Tranche was submitted to the applicable JV Entity and such JV Entity (or FR Holdings) provided notice of such deficiency prior to the acceptance of such Project Submittal Tranche, then (a) the Mandatory Project Due Diligence for such Project shall not be deemed to have been approved at the time the JV Entity accepted

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such Project into the Registry and (b) it shall be a further condition to the Project JV Entity’s purchase obligations under Section 3.2 with respect to such Project that SunEdison provide such materials.

(v)	Each of the JV Entities hereby acknowledges that, with respect to those Projects for which it has been able to perform a satisfactory Initial Review and which meet or exceed the Project Parameters, and provided that (a) SunEdison does not make any material changes to such information included in the Initial Review and (b) there are sufficient Unused Capital Commitments to support the funding of such Projects, it is its non-binding intent to accept such Projects into the Registry at the time such Projects are included in a Project Submittal Tranche and all Mandatory Project Due Diligence relating thereto has been made available.

(vi)	The applicable JV Entity shall be obligated to purchase (or to cause a Project Company to effect such purchase) each of the Projects placed on the Registry at the applicable Purchase Price set forth in the EPC Agreement (and as reflected in the Project Pricing Summary Sheet), subject only to the satisfaction of the conditions precedent set forth in Section 3.2 (and, if applicable, to the delivery of any outstanding diligence materials described in Section 3.1(a)(iv)) and the SunEdison EPC Party’s performance of its obligations under the EPC Agreement, in respect of such Project. The Purchase Price for a Project shall be due and payable in accordance with the terms and conditions of the applicable EPC Agreement to be executed and delivered in connection with each such Project pursuant to Section 3.2. Failure to satisfy the conditions precedent set forth in Section 3.2 with respect to one or more Projects constituting a Project Submittal Tranche shall not impair or otherwise diminish the JV Entity’s obligation to purchase the remaining Projects constituting such Project Submittal Tranche unless the remaining Projects in such Project Submittal Tranche, taken as a whole, aggregate not less than [*****] ([*****]) megawatts of electric generating capacity. SunEdison may sell, transfer or finance any and all of the Projects identified in any Project Submittal Tranche not accepted by the JV Entities with any Person free from any commitments or obligations to the JV Entities pursuant to this Agreement or any of the Related Documents.

(vii)

With the written consent of the applicable JV Entity in each instance, SunEdison may add one or more Projects to a Registry or may remove one or more Projects from a Registry and replace such Project or Projects in such Registry with substitute Projects. After a Project is so removed from a Registry, SunEdison may sell,

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transfer or finance such Project with any third party free from any commitments or obligations to the JV Entities pursuant to this Agreement or any of the Related Documents.

(b) Diversification.

(i)	The Parties hereby agree to attempt to achieve a mix of Projects in the Registry such that, unless mutually agreed by the Parties, at such time as the Parties shall have fully invested their Capital Commitments in the JV Entities, no more than [*****]% of the Projects shall be located in Italy and no less than [*****]% of the Projects shall be located in the United States, in each case as measured by the aggregate Purchase Prices of such Projects; provided, however, that in no event shall more than [*****]% of the Projects constructed pursuant to this Agreement be in Italy (as measured by the aggregate Purchase Prices of the Projects at such point in time that the Parties have fully invested their Capital Commitments).

(ii)	In the event that (x) the Rovigo Project is completed and fully paid for pursuant to this Agreement, (y) at least [*****] megawatts of non-Italy Projects that meet or exceed the Project Parameters set forth in the Business Plan (including Target IRR) are not submitted to the JV Entities by the second anniversary of the date hereof, and (z) FR Holdings is not then in material breach of this Agreement or any of the Related Documents, FR Holdings may elect, in its sole discretion, to purchase [*****]% of SunEdison’s Interest (including any Interest held by its Affiliates) in the JV Entities for an aggregate purchase price of $[*****]. The right to purchase such Interest pursuant to this Section 3.1(b)(ii) is referred to as the “FR Purchase Option”. FR Holdings shall exercise the FR Purchase Option by delivery to SunEdison, within fifteen (15) Business Days of the second anniversary of the date hereof, a written notice specifying the time and place of the closing of such purchase, which shall in any event not be earlier than ten (10) Business Days after the delivery of such notice.

(iii)

Upon the consummation of the FR Purchase Option, (x) FR Holdings shall assume all of SunEdison’s then Unused Capital Commitment and SunEdison shall thereafter be relieved of its obligation to make Capital Contributions, (y) the parties shall enter into appropriate documentation to provide that, to the extent that any third party claims are made against any of the JV Entities, which claims relate to events preceding the consummation of such FR Purchase Option, SunEdison shall only be liable for its pro rata share (based on its Capital Commitment at the time of the event

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giving rise to such claim) of any losses or indemnity obligations, and (z) the documentation shall provide that, to the extent that any such claims are made against any of the JV Entities, which claims related to events occurring after the consummation of such FR Purchase Option, SunEdison shall not be liable for any of such losses or indemnity obligations; provided that in no case shall such documentation relieve (1) SunEdison of any liability for losses arising as a result of any breach of this Agreement or (2) SunEdison or any SunEdison Affiliate of any obligation under any of the Related Documents.

(c) Initial Projects. Schedule I to the Business Plan shall be deemed to constitute a Project Submittal Tranche as of the Closing Date and this Agreement shall serve as written notice thereof for all purposes of this Agreement.

(d) Timing of Submission of Project Submittal Tranches. Without the prior consent of FR Holdings, SunEdison shall not submit to the JV Entities for their review more than 150 megawatts of Projects that have an expected COD prior to December 31, 2010.

3.2 Conditions to a JV Entity’s Purchase Obligations.

(a) Once a Project has been accepted to the Registry, the JV Entity’s obligation to make the first Milestone Payment for a Project shall be subject to SunEdison’s delivery to the Project JV Entity of a Notice of Completion of CPs in respect of such Project certifying the satisfaction of the following conditions precedent:

(i)	SunEdison shall have received and delivered to the Project JV Entity an independent engineer’s report for the Project in form and substance reasonably satisfactory to the Project JV Entity, which report shall include a review of the site climate, the electrical and mechanical system components, the operations and maintenance program, and the equipment and equipment warranties and an estimate for the system’s expected annual electricity production;

(ii)	SunEdison shall have obtained all permits, licenses and third party approvals necessary for the operation and construction of the Project, other than such permits, licenses and third party approvals that SunEdison or the Project JV Entity will obtain or cause to be obtained in the ordinary course of business;

(iii)	SunEdison shall have delivered to the Project JV Entity single line system drawings for the Project in form and substance reasonably satisfactory to the Project JV Entity;

(iv)	To the extent applicable and appropriate for Projects not yet constructed, interconnection agreements for such Project shall be in full force and effect and SunEdison shall have specified any related upgrades to the electric grid or utility sub-station associated with the construction of such Project;

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(v)	SunEdison shall have procured or arranged to procure the equipment essential to the construction of the Project (provided that, with respect to panels and inverters, this clause (e) shall be deemed to have been met if SunEdison shall have procured or arranged to procure [*****]% of the panels and inverters essential for the construction of such Project and shall have a good faith reason to believe it can procure, in each case from Approved Tier 1 Vendors, the remaining panels and inverters essential for the construction of the Project);

(vi)(A)	With respect to any Project located in the United States, SunEdison shall have entered into PPAs for the electricity to be generated by such Project and (B) with respect to any Project located in any other Targeted Country, SunEdison shall have (1) obtained reservations, if applicable and available, for locations subject to a feed-in tariff or (2) with respect to any Project located in Spain or Italy, confirmed grid capacity and availability with respect to a feed-in tariff at the location for such Project;

(vii)	SunEdison shall have obtained commitments or reservations for, or shall otherwise have requested, all applicable government grants, credits or other incentives for such Project, the receipt of which may be conditioned upon the occurrence of the COD;

(viii)	For Projects for which a special purpose vehicle established by SunEdison or its Affiliate is proposed to be transferred to the Project JV Entity (or Project Company, as applicable), such special purpose vehicle shall be free and clear of all liabilities and obligations, liens, encumbrances and restrictions (including any indebtedness) and shall hold no assets, rights or properties other than those which have been specifically identified in writing to the Project JV Entity as part of the Mandatory Project Due Diligence;

(ix)	Since the time the Mandatory Project Due Diligence relating to such Project was approved by the Project JV Entity, there shall have been no material changes to any of the information or documents included therein, other than such changes as the Project JV Entity shall have approved in writing; and

(x)	Each of the EPC Agreement and O&M Agreement shall be substantially final and shall be in a form that is, in the reasonable opinion of the Project JV Entity, appropriate in order to obtain

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Project Debt Financing for such Project upon competitive market terms and at a level consistent with the level of expected Project Debt Financing set forth in the Base Case Model applicable to such Project. With respect to the EPC Agreement, each of the Subcontractor Performance Security (as such term is defined in the form of EPC Agreement) and the underlying subcontractor warranty to which it relates shall be final and in a form and of a substance that is acceptable to the Project JV Entity.

(b) Promptly following the receipt of the Notice of Completion of CPs and prior to the expiration of the Confirmation Window, the Project JV Entity shall, to the extent necessary, seek to verify that that the above conditions have, in fact, been satisfied with respect to a Project and SunEdison shall promptly cooperate with the Project JV Entity in order to provide it with such additional information as may be reasonably requested in furtherance thereof.

(c) Following such verification, if any, and prior to the expiration of the Confirmation Window, (i) the Project JV Entity shall deliver the Confirmation Notice for such Project, (ii) the Project JV Entity (or a Project Company designated by the Project JV Entity) and the SunEdison EPC Party shall each execute and deliver, in respect of such Project, an EPC Agreement and an O&M Agreement (each in form mutually acceptable to SunEdison and FR Holdings) (iii) the Project JV Entity shall execute and deliver a Project JV Entity Guaranty for such Project and (iv) SunEdison shall execute and deliver a SunEdison Guaranty for such Project. For certain Projects, SunEdison may transfer to the Project JV Entity a special purpose vehicle owning the Project. In the event this transfer occurs and an EPC Agreement or an O&M Agreement have already been entered into with a Project Company, concurrently with the conveyance by SunEdison of the ownership of such special purpose vehicle to the Project JV Entity such special purpose vehicle shall become the Project Company and the initial Project Company’s rights and obligations in respect of the applicable EPC Agreement or O&M Agreement shall be assigned to such special purpose vehicle.

(d) Within ten (10) Business Days following the delivery of the Confirmation Notice, the Project Company shall remit the first Milestone Payment by wire transfer of immediately available funds in accordance with wire instructions provided by the SunEdison EPC Party.

(e) In the event SunEdison shall fail to deliver to the applicable Project JV Entity a Notice of Completion of CPs in respect of a Project on or prior to date which is ninety (90) days after the date such Project was added to the Registry pursuant to Section 3.1(a)(iv) (the “Outside Date”), the Project JV Entity shall have the right to remove such Project from the Registry. The Project JV Entity may exercise such right solely by delivery of a written notice to SunEdison after the Outside Date and such removal shall be effective on the first Business Day following SunEdison’s receipt of such notice. No JV Entity or Affiliate thereof shall have any obligation hereunder with respect to a Project that has been removed from the Registry pursuant to this Section 3.2(e).

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3.3 Purchase Price and Financial Key Terms.

(a) Project Pricing. Upon the submission by SunEdison to a JV Entity of a Project Submittal Tranche, SunEdison and such JV Entity shall review the Target Purchase Price for each Project included therein. SunEdison and the JV Entity shall then confirm such Target Purchase Prices as part of the review of the Mandatory Project Due Diligence. The acceptance of a Project Submittal Tranche into the Registry shall be deemed to be approval of the Target Purchase Prices for the underlying Projects.

(b) Payment of the Purchase Price. Each EPC Agreement shall provide for the payment of three Milestone Payments by the Project Company to the SunEdison EPC Party. The first Milestone Payment shall be in the amount of [*****] percent ([*****]%) of the Purchase Price for the applicable Project. The second Milestone Payment shall be in the amount of [*****] percent ([*****]%) of the Purchase Price. The final Milestone Payment shall be in the amount of [*****] percent ([*****]%) of the Purchase Price. The second Milestone Payment shall be subject to adjustment in accordance with subsection (d) below. Each such Milestone Payment shall be made via wire transfer of immediately available funds in accordance with wire instructions provided by the SunEdison EPC Party. In accordance with and subject to the provisions of Article 2 of this Agreement and the applicable provisions of the JV Entity Agreements, the Investors shall make Capital Contributions to the applicable JV Entity pursuant to one or more Capital Call Notices in the amounts, if any, as necessary in order to make the Milestone Payments.

(c) First Milestone Payment. As set forth in Section 3.2, the Project Company shall remit the first Milestone Payment to the SunEdison EPC Party within ten (10) Business Days following the delivery of the Confirmation Notice.

(d) Escrow Amount. Each Project Pricing Summary Sheet shall set forth the Escrow Amount for the applicable Project. The Escrow Amount shall be deducted from the second Milestone Payment and, concurrently with the occurrence of the COD of a Project, the Project Company shall deposit into escrow the Escrow Amount for such Project. Such escrow shall be established pursuant to an escrow agreement to be entered into by the Project Company and the SunEdison EPC Party in connection with the applicable EPC Agreement (each an “Escrow Agreement”). Subject to the terms of the applicable Escrow Agreement, in the event the Project Company (i) obtains the proceeds of Project Debt Financing for such Project on or before the date which is three (3) months after the delivery by the Project Company of the Substantial Completion Certificate (as such term is defined in the EPC Agreement) for such Project, the entire Escrow Amount for such Project will be released to the SunEdison EPC Party, (ii) does not obtain the proceeds of Project Debt Financing for such Project prior to the date which is six (6) months after the Project Company’s delivery of the Substantial Completion Certificate for such Project, all of the Escrow Amount for such Project will be released to the Project Company or (iii) obtains the proceeds of Project Debt Financing for such Project on a date which is more than three (3) months but less than six (6) months after the Project Company’s delivery of the Substantial Completion Certificate for such Project, then (A)

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the Escrow Amount shall be allocated between the SunEdison EPC Party and the Project Company based upon a fraction (the “Disbursement Fraction”), the numerator of which shall be the number of days having elapsed subsequent to the date which is three (3) months after Project Company’s delivery of the Substantial Completion Certificate for such Project and the denominator of which is the total number of days between the date which is three (3) months after Project Company’s delivery of the Substantial Completion Certificate for such Project and the date which is six (6) months after Project Company’s delivery of the Substantial Completion Certificate for such Project and (B) the portion of the Escrow Amount to be disbursed to the Project Company shall be the product of the Escrow Amount multiplied by the Disbursement Fraction, and the balance of such Escrow Amount shall be disbursed to SunEdison. The Escrow Amount shall also be subject to withdrawal by the SunEdison EPC Party or its Affiliates in connection with the payment of the SunEdison Carrying Costs pursuant to Section 5.2(b).

3.4 Financing.

(a) Project Debt Financing. Each JV Entity and each of its related Project Companies, and FR Holdings with respect to assisting the JV Entities and Project Companies, shall use commercially reasonable efforts to obtain a commitment in a timely manner from one or more financial institutions or other third-parties to provide the Project Debt Financing for each of the Projects accepted to the Registry up to the maximum amount contemplated in the Business Plan. The Parties will cooperate with each other in connection with the financing of the Projects in order to keep SunEdison apprised as to the debt financing process and material loan terms and the JV Entities shall promptly respond to any inquiries from SunEdison as to the status of any efforts to obtain Project Debt Financing; provided, however, that notwithstanding SunEdison’s agreement to cooperate with the JV Entities in connection with the Project Debt Financing, the JV Entities shall have the sole and exclusive responsibility for obtaining the Project Debt Financing for each Project and the JV Entities shall be obligated to purchase a Project once accepted to the Registry without regard to the availability or lack of availability of Project Debt Financing for such Project, subject to the aggregate amount of Unused Capital Commitments.

(b) Financial Institution Contacts. The JV Entities shall provide notice to SunEdison of initial conversations or presentations with a financial institution with regard to any Project Debt Financing. SunEdison shall have the right to approve, which approval shall not be unreasonably withheld or delayed, the presentation materials and scope of information about the Projects to be provided to a financial institution. The JV Entities shall ensure that each such financial institution signs a customary non-disclosure agreement with respect to the Projects and related financial and other due diligence information. The JV Entities shall notify SunEdison of any material correspondence with financial institutions relating to the Project Debt Financing, and the JV Entities shall invite (or cause to be invited) SunEdison to participate in any significant meetings with such financial institutions. Notwithstanding the foregoing, with respect to any Project, SunEdison’s approval right pursuant to this Section 3.4(b) shall be of no further effect upon the payment in full by the Project JV Entity of the third Milestone Payment.

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(c) Pre-COD Working Capital Financing. The Parties will cooperate with each other to obtain a Pre-COD Working Capital Facility on terms and conditions mutually acceptable to SunEdison and FR Holdings from one or more financial institutions approved by SunEdison and FR Holdings to support the working capital requirements of SunEdison and the JV Entities in connection with the development and construction of a Project (“Pre-COD Working Capital”). In order to facilitate consummation of the Pre-COD Working Capital Facility, SunEdison shall enable the financial institution(s) providing such facility to obtain a lien against the assets of the SunEdison Affiliates holding such in-process Project, as applicable, which shall, in each case, secure amounts not to exceed the first Milestone Payment plus the amount of the Pre-COD Working Capital provided to such SunEdison EPC Party or SunEdison Affiliate. The Pre-COD Working Capital Facility shall provide for the release of the lien on the assets of a SunEdison EPC Party in connection with the closing of the sale of the Project to the JV Entity at the COD pursuant to the EPC Agreement, provided, however, that repayment of such debt outstanding under such lien shall at all times remain the obligation of the JV Entity, and such JV Entity shall indemnify SunEdison, the SunEdison EPC Party and any other SunEdison Affiliates, with respect to the JV Entity’s failure to repay or obtain the release of such lien. Subject to the terms and conditions of the Pre-COD Working Capital Facility, (i) the Project JV Entity may borrow under the Pre-COD Working Capital Facility to fund the first Milestone Payment to be made in respect of a Project pursuant to the applicable EPC Agreement and (ii) the SunEdison EPC Party or a SunEdison Affiliate may borrow under the Pre-COD Working Capital Facility in order to fund the development and construction of such Project; provided, however, that in the event the SunEdison EPC Party or a SunEdison Affiliate borrows any amount under such Pre-COD Working Capital Facility, (x) the repayment of such amount, including any interest thereon, shall be the sole responsibility of such SunEdison EPC Party or SunEdison Affiliate and (y) the Project JV Entity shall not provide any indemnity to SunEdison, the SunEdison EPC Party or any other SunEdison Affiliates with respect to such amounts or the failure to release any lien granted or created in connection therewith.

(d) Post-COD Working Capital Facility. The Parties will also cooperate with each other to obtain a Post-COD Working Capital Facility on terms and conditions acceptable to FR Holdings (in its sole discretion) from one or more financial institutions to support the working capital requirements of the Project JV Entity in connection with the first year(s) of operation of each Project or to satisfy Purchase Price obligations (“Post-COD Working Capital”). In the event that a Post-COD Working Capital Facility is available to the Project JV Entity upon COD or at any time within three (3) months thereafter, and such Post-COD Working Capital Facility meets or exceeds 100% of the anticipated Project Debt Financing set forth in the Pricing Model for such Project, the Target Purchase Price shall be adjusted in accordance with the Pricing Model such that the Project Company shall pay to the SunEdison EPC Party, within ten (10) Business Days following the availability of such Post-COD Working Capital Facility, the amount equal to (I) [*****], where:

(i)	X equals the amount raised under such Post-COD Working Capital Facility for such Project;

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(ii)	Y equals [*****] minus the imputed daily interest rate of the Post-COD Working Capital Facility; and

(iii)	Z equals [*****] minus the number of days elapsed from COD to the funding of the Post-COD Working Capital Facility for such Project;

minus (II) [*****] percent ([*****]%) of any arrangement, commitment or similar fees incurred in connection with such Post-COD Working Capital Facility within 90 days of entering into such Post-COD Working Capital Facility.

(e) Project Debt Financing for the Rovigo Project. In the event that the Rovigo Project is added to the Registry pursuant to Section 3.1(a) and SunEdison reasonably determines that SunEdison Reserve International is not utilizing commercially reasonable efforts to obtain Project Debt Financing on terms reasonably acceptable to SunEdison with respect to the Rovigo Project, or in the event SunEdison Reserve International is otherwise unable to obtain Project Debt Financing for the Rovigo Project in a timely manner, and SunEdison delivers to SunEdison Reserve International a commitment letter (which letter shall contain customary provisions with respect to the conditionality of such financing) to provide 100% of the Project Debt Financing for the Rovigo Project which sets forth financial terms for such indebtedness which contain terms equally or more favorable than the terms described in the Base Case Model applied to the Rovigo Project and Project Pricing Summary Sheet for the Rovigo Project, then SunEdison Reserve International shall use its best efforts to close on such Project Debt Financing delivered by SunEdison as promptly as practicable in order to accelerate the release of the Escrow Amount in respect of the Rovigo Project and maximize the payment thereof to the SunEdison EPC Party. SunEdison shall (i) keep FR Holdings reasonably informed as to the status of SunEdison’s discussions with potential financing sources for the Rovigo Project and (ii) provide notice to FR Holdings of all meetings with such potential financing sources and a reasonable opportunity to participate in such meetings. In the event SunEdison Reserve International is using commercially reasonable efforts to obtain Project Debt Financing for the Rovigo Project on terms reasonably acceptable to SunEdison in a timely manner, SunEdison shall use commercially reasonable efforts to cooperate with and lend assistance to SunEdison Reserve International in order to obtain such financing. Other than as agreed by and between SunEdison and FR Holdings as of the date hereof, and provided that SunEdison Reserve International is using commercially reasonable efforts to obtain the requisite Project Debt Financing, and other than Banco Santander and its Affiliates, SunEdison will not separately contact any other potential financing sources with regard to the Rovigo Project without SunEdison Reserve International’s prior consent. For the avoidance of doubt, this Section 3.4(e) shall only apply in the event that the Rovigo Project is added to the Registry pursuant to Section 3.1(a).

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(f) VAT Financing. The Parties will cooperate with each other to obtain financing relating to the value added tax (“VAT”), which is built into the Base Case Model. SunEdison may, but shall not be obligated to, provide a VAT borrowing facility in the event that VAT financing not be available from financial institutions or on terms and conditions acceptable to SunEdison. Any such financing provided by SunEdison would be provided by SunEdison on terms and conditions satisfactory to SunEdison in its sole and absolute discretion.

3.5 Exclusivity.

During the Investment Exclusivity Period, FR Holdings (for the Fund and for itself and its portfolio companies) and each of the JV Entities and Joinder Parties hereby agrees that neither it nor any of its Subsidiaries or in the case of FR Holdings, the Fund or its portfolio companies, shall, without SunEdison’s prior written consent, make any investment, loan, credit support agreement or guaranty for or in any other solar photovoltaic power generation projects in any Targeted Country (a “Competing Investment”), nor shall it execute or enter into any letter of intent, agreement, joint venture, asset purchase or share exchange agreement, option, or other similar agreement, related to any Competing Investment. Notwithstanding the foregoing, a Competing Investment shall not be deemed to include (a) investments in equity interests or loans, credit support agreements or guarantees of an operating company which has less than (i) [*****] ([*****]) megawatts of solar photovoltaic power generation projects in development or operation in Targeted Countries and (ii) [*****]% of its aggregate annual revenues generated by solar photovoltaic power generation projects (and, at the time of such investment, no written business plan has been received by FR Holdings indicating that the expectation exists that such entity will develop operations or investments of such magnitude) in Targeted Countries or (b) investments in or loans, credit support agreements or guarantees of a portfolio of energy projects where the value of the solar photovoltaic power generation projects in the Targeted Countries is less than [*****]% of the then fair market value of the portfolio. Compliance with the exceptions referred to in the previous sentence shall be tested only at the time of the relevant investment, loan, agreement or guarantee and shall be based on information and financial statements then most recently available.

ARTICLE 4. Representations and Warranties.

4.1 Representations and Warranties of SunEdison.

SunEdison hereby represents and warrants as follows:

(a) Existence; Good Standing; Limited Liability Company Authority. SunEdison is duly organized, validly existing and in good standing under the laws of the State of Delaware. SunEdison is duly qualified to do business in each jurisdiction in which the nature of its properties or its business requires such qualification and in which the failure to so qualify would materially adversely affect its business or financial condition. SunEdison has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. SunEdison is not a Non-Qualifying Entity.

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(b) Authorization, Validity and Effect of Agreement. SunEdison has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on its behalf. SunEdison has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a valid and legally binding obligation of SunEdison, enforceable against SunEdison in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) No Conflict. The execution and delivery of this Agreement by SunEdison does not and will not, and the consummation by SunEdison of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of its limited liability company organizational documents; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of any of the terms, conditions or provisions of any of its material agreements; or (iii) contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any law, order or government permit applicable to or binding on SunEdison, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens, or contraventions that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on SunEdison.

(d) Litigation. There are no actions, suits, claims, arbitrations, audits, hearings, investigations, litigation, suits or proceedings (whether civil, criminal, administrative, investigative or appellate) pending or, to its knowledge, threatened, against SunEdison or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on its abilities to fully perform its obligations under this Agreement.

(e) Securities Law Matters.

(i)

SunEdison understands that the Interests are being issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) for an offer and sale of securities that does not involve a public offering and have not been registered under the Securities Act or with any securities regulatory authority of any state of the United States or other jurisdiction and, therefore, that such interests (and all securities issued in exchange therefor or in substitution thereof) cannot be resold in the absence of such registration except pursuant to an exemption from, or in a transaction not subject to, such

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registration requirements. SunEdison agrees that it shall not transfer any of the Interests except in a transaction registered or exempt under the Securities Act.

(ii)	SunEdison is an “accredited investor” within the meaning of Rule 501 of the Securities Act and is able to bear the economic risks of such investment for an indefinite period of time.

(iii)	SunEdison will acquire the Interests for its own account and not with a view to any distribution (within the meaning of the Securities Act) thereof or with any present intention of offering or selling any of the Interests in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction.

(iv)	SunEdison is not in the business of buying and selling securities.

4.2 Representations and Warranties of FR Holdings.

FR Holdings hereby represents and warrants as follows:

(a) Existence; Good Standing; Corporate Authority. FR Holdings is duly organized, validly existing and in good standing under the laws of the Cayman Islands. FR Holdings is duly qualified to do business in each jurisdiction in which the nature of its properties or its business requires such qualification and in which the failure to so qualify would materially adversely affect its business or financial condition. FR Holdings has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Authorization, Validity and Effect of Agreement. FR Holdings has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its behalf. FR Holdings has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a valid and legally binding obligation of FR Holdings, enforceable against FR Holdings in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) No Conflict. The execution and delivery of this Agreement by FR Holdings does not and will not, and the consummation by FR Holdings of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of its organizational documents; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a

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right of termination or cancellation of any of the terms, conditions or provisions of any of its material agreements; or (iii) contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any law, order or government permit applicable to or binding on FR Holdings, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens, or contraventions that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on FR Holdings.

(d) Litigation. There are no actions, suits, claims, arbitrations, audits, hearings, investigations, litigation, suits or proceedings (whether civil, criminal, administrative, investigative or appellate) pending or, to its knowledge, threatened, against FR Holdings or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on its abilities to fully perform its obligations under this Agreement.

(e) Securities Law Matters.

(i)	FR Holdings understands that the Interests are being issued in reliance on an exemption from the registration requirements of the Securities Act for an offer and sale of securities that does not involve a public offering and have not been registered under the Securities Act or with any securities regulatory authority of any state of the United States or other jurisdiction and, therefore, that such interests (and all securities issued in exchange therefor or in substitution thereof) cannot be resold in the absence of such registration except pursuant to an exemption from, or in a transaction not subject to, such registration requirements. FR Holdings agrees that it shall not transfer any of the Interests except in a transaction registered or exempt under the Securities Act.

(ii)	FR Holdings is an “accredited investor” within the meaning of Rule 501 of the Securities Act and is able to bear the economic risks of such investment for an indefinite period of time.

(iii)	FR Holdings will acquire the Interests for its own account and not with a view to any distribution (within the meaning of the Securities Act) thereof or with any present intention of offering or selling any of the Interests in a transaction that would violate the Securities Act or the securities Laws of any state of the United States or any other applicable jurisdiction.

(iv)	FR Holdings is not in the business of buying and selling securities.

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4.3 Representations and Warranties of FR Holdings US.

FR Holdings US hereby represents and warrants as follows:

(a) Existence; Good Standing; Corporate Authority. FR Holdings US is duly organized, validly existing and in good standing under the laws of the state of Delaware. FR Holdings US is duly qualified to do business in each jurisdiction in which the nature of its properties or its business requires such qualification and in which the failure to so qualify would materially adversely affect its business or financial condition. FR Holdings US has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Authorization, Validity and Effect of Agreement. FR Holdings US has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its behalf. FR Holdings US has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a valid and legally binding obligation of FR Holdings US, enforceable against FR Holdings US in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) No Conflict. The execution and delivery of this Agreement by FR Holdings US does not and will not, and the consummation by FR Holdings US of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of its limited liability company organizational documents; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of any of the terms, conditions or provisions of any of its material agreements; or (iii) contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any law, order or government permit applicable to or binding on FR Holdings US, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens, or contraventions that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on FR Holdings US.

(d) Litigation. There are no actions, suits, claims, arbitrations, audits, hearings, investigations, litigation, suits or proceedings (whether civil, criminal, administrative, investigative or appellate) pending or, to its knowledge, threatened, against FR Holdings US or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on its abilities to fully perform its obligations under this Agreement.

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(e) Securities Law Matters.

(i)	FR Holdings US understands that the Interests are being issued in reliance on an exemption from the registration requirements of the Securities Act for an offer and sale of securities that does not involve a public offering and have not been registered under the Securities Act or with any securities regulatory authority of any state of the United States or other jurisdiction and, therefore, that such interests (and all securities issued in exchange therefor or in substitution thereof) cannot be resold in the absence of such registration except pursuant to an exemption from, or in a transaction not subject to, such registration requirements. FR Holdings US agrees that it shall not transfer any of the Interests except in a transaction registered or exempt under the Securities Act.

(ii)	FR Holdings US is an “accredited investor” within the meaning of Rule 501 of the Securities Act and is able to bear the economic risks of such investment for an indefinite period of time.

(iii)	FR Holdings US will acquire the Interests for its own account and not with a view to any distribution (within the meaning of the Securities Act) thereof or with any present intention of offering or selling any of the Interests in a transaction that would violate the Securities Act or the securities Laws of any state of the United States or any other applicable jurisdiction.

(iv)	FR Holdings US is not in the business of buying and selling securities.

ARTICLE 5. Default.

5.1 Events of Default.

(a) The failure of any Party to perform any of its material covenants or obligations under the terms of this Agreement and the continuation of such failure for thirty (30) days (except in the case of non-payment of Capital Contributions as and when required herein, which shall continue for ten (10) Business Days) after receipt of notice from a non-defaulting Party or such additional time as reasonably required if the default is of such a nature that it cannot be cured completely within thirty (30) days (or ten (10) Business Days in the case of payment of Capital Contributions) (provided the defaulting Party shall commence such cure and thereafter diligently pursue the same to completion) shall constitute an “Event of Default” under this Agreement. For the avoidance of doubt, any failure of a Project Company or JV Entity to perform any of its material covenants or obligations under the terms of this Agreement, which failure is attributable to the failure

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of SunEdison to make Capital Contributions as required hereunder, shall not be considered an Event of Default by such Project Company or JV Entity.

(b) The foregoing notwithstanding, no Party shall be liable for the failure to comply with any of its respective obligations under this Agreement to the extent, and for the period, that such failure results from Force Majeure. The Party claiming a Force Majeure shall make all reasonable efforts, including all reasonable expenditures, necessary to cure, mitigate or remedy the effects of a Force Majeure. As soon as possible following the date of commencement of any Force Majeure, if a Party desires to invoke such Force Majeure as the reason for such Party’s failure to perform, it shall promptly (but not later than two (2) Business Days after learning of such Force Majeure), advise the other Party in writing of such date, describing the Force Majeure and reasonable alternative measures that the affected Party has taken and proposes to take in order to avoid the effect of such Force Majeure on such Party’s ability to fulfill its obligations under this Agreement and to mitigate the consequences thereof, and the nature and expected duration of such Force Majeure. Upon the occurrence and during the continuance of any Force Majeure, the Parties shall endeavor to continue to perform their obligations under this Agreement so far as reasonably practicable.

5.2 Remedies.

(a) Remedies Generally. Upon the occurrence of an Event of Default, subject to Sections 6.6(e) and (f), a non-defaulting Party may (i) pursue any remedies available at law or in equity, including, without limitation, a claim for specific performance and/or a claim for monetary damages; and/or (ii) at its sole option and in addition to any other remedies, proceed to cure the Event of Default for the account of the defaulting Party (including, without limitation, by making a Capital Commitment contribution in lieu of such contribution owed by a defaulting Party) and any sum so expended by the non-defaulting Party (other than a Capital Commitment contribution) shall constitute a debt of the defaulting Party to the non-defaulting Party and shall be recoverable accordingly in any court of competent jurisdiction. In addition, an Event of Default may give rise to termination of this Agreement as provided in Section 6.6 below.

(b) SunEdison Carrying Costs; Escrow Amount. In the event any SunEdison Carrying Costs shall be payable to SunEdison or any of its Affiliates with respect to a Project pursuant to the terms of any EPC Agreement, SunEdison, acting through the applicable SunEdison EPC Party, shall have the right to instruct the escrow agent for such Project to withdraw the SunEdison Carrying Costs then payable to SunEdison or its Affiliates from the Escrow Amount for such Project and to remit such funds to SunEdison or its Affiliate and, upon any such withdrawal, the Project JV Entity and its Affiliates shall be released from any liability in an amount equal to the amount so withdrawn. To the extent the Escrow Amount is insufficient to cover the full amount of SunEdison Carrying Costs then payable to SunEdison or its Affiliates, such unpaid amounts shall continue to be payable to SunEdison or its Affiliates pursuant to the other provisions of this Agreement.

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5.3 Indemnification; Limitation of Liability.

(a) Investor Indemnity. Each Investor hereby agrees to defend, indemnify and hold the applicable JV Entity and the other Investors harmless from any loss, whether in the nature of a cost, damage, expense, payment, diminution in value, liability or obligation or otherwise, and related reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses (including those as to investigation, prosecution or defense of any claim or threatened claim), whether or not involving a third-party claim, and arising from or in connection with (but excluding in all cases indirect, special, incidental, consequential, and punitive damages): (i) any failure by such Investor to pay to a JV Entity any Capital Contribution required to be made hereunder; (ii) any breach of any representation or warranty in this Agreement or in any Joinder Agreement made by such Investor; or (iii) any breach by such Investor in the performance of its covenants or obligations set forth in this Agreement or in any Joinder Agreement.

(b) Limitation of Liability. An Investor’s maximum liability under this Agreement shall be limited to the dollar value of any Capital Contributions required to be made by such Investor (but not yet made as of such time) pursuant to Section 2.3(a).

ARTICLE 6. Term and Termination.

6.1 Term.

This Agreement shall commence on the date hereof and shall continue and remain in full force and effect until this Agreement is terminated in accordance with this Article 6.

6.2 Termination by Mutual Consent.

This Agreement may be terminated by the mutual written consent of all Parties. In the event of termination pursuant to this Section 6.2, the consequences of termination shall be as agreed upon among the Parties in writing.

6.3 Termination on Completion.

This Agreement shall terminate and be of no further force and effect at such time as all Capital Commitments have been invested in Projects and all PPAs for Projects owned by the Project Companies and/or the JV Entities hereunder have expired or otherwise terminated.

6.4 Termination on Transfer of all Interests.

This Agreement shall terminate and be of no further force and effect at such time as neither FR Holdings (or its designated Affiliates) nor SunEdison has an Interest in any of the JV Entities. The Parties expressly acknowledge and agree that a termination of this Agreement pursuant to this Section 6.4 shall have no effect on any then existing EPC Agreements or O&M Agreements.

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6.5 Termination by FR Holdings upon Transfer of all of SunEdison’s Interests.

FR Holdings may terminate this Agreement from and after any Transfer by SunEdison of all of its Interests in the JV Entities (including pursuant to the exercise of a Call Option, FR Purchase Option, or in connection with a Required Sale, Competitor Tag-Along Right or any other Transfer). The Parties expressly acknowledge and agree that a termination of this Agreement pursuant to this Section 6.5 shall have no effect on any then existing EPC Agreements or O&M Agreements or the obligations under Article 3 of the Parties to proceed with the Projects on the Registry. If this Agreement is terminated pursuant to this Section 6.5, then only further obligations relating to new Projects not yet added to the Registry, Section 3.5 and, solely with respect to SunEdison, the provisions of Article 2 and Section 5.3(a) (except with respect to any losses arising from events occurring prior to such termination) of this Agreement, shall be terminated. Each of the then existing JV Entity Agreements, EPC Agreements, O&M Agreements and obligations of the Parties pursuant to Sections 3.1(a)(vi), 3.2, 3.3, 3.4, 5.1, 5.2, 5.3, 7.1, 7.2, 7.4, 7.7 and 7.13, shall remain in full force and effect and continue in accordance with their terms. The representations and warranties set forth in Article 4 shall survive execution hereof and claims for breach thereof may be made for a period of two (2) years following the date hereof.

6.6 Termination upon Events of Default and JV Risk.

(a) Termination by FR Holdings. In addition to its remedies in the case of an Event of Default pursuant to Section 5.2, FR Holdings may terminate this Agreement if there has been (i) an Event of Default by SunEdison or JV Risk with respect to SunEdison, (ii) a failure by SunEdison or any of its Affiliates to perform any of its material covenants or obligations under the terms of an EPC Agreement or O&M Agreement, which failure, pursuant to the terms of such EPC Agreement or O&M Agreement, has given rise to a right of termination by a JV Entity or Project Company (a “SunEdison Contractor Breach”), (iii) a failure by MEMC to perform any of its material covenants or obligations under the terms of the MEMC Guarantee (an “MEMC Breach”) or (iv) a failure by SunEdison to perform any of its material covenants or obligations under the terms of a SunEdison Guaranty (a “SunEdison Breach”).

(b) Termination by SunEdison. In addition to its remedies in the case of an Event of Default pursuant to Section 5.2, SunEdison may terminate this Agreement if there has been (i) an Event of Default by FR Holdings or any of the JV Entities or JV Risk with respect to FR Holdings, (ii) a failure by a JV Entity or Project Company to perform any of its material covenants or obligations under the terms of an EPC Agreement or O&M Agreement, which failure, pursuant to the terms of such EPC Agreement or O&M Agreement, has given rise to a right of termination by SunEdison or its Affiliate (a “Project Company Breach”), (iii) a failure by the Fund to perform any of its material covenants or obligations under the terms of the Fund Guarantee (a “Fund Breach”), or (iv) a failure by a Project JV Entity to perform any of its material covenants or obligations under the terms of a Project JV Entity Guaranty (a “Project JV Entity Breach”); provided that any failure by a Project Company or JV Entity to perform any of its material covenants or obligations under the terms of an EPC Agreement, O&M

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Agreement or Project JV Entity Guaranty, which failure is attributable to the failure of SunEdison to make Capital Contributions as required hereunder, shall not give rise to any right of termination by SunEdison pursuant to this Section 6.6(b).

(c) Definitions. “JV Risk” with respect to any Party means: such Party (i) institutes or consents to the institution of any proceeding under any debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Party and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any debtor relief law relating to any such Party or to all or any material part of its property is instituted without the consent of such Party and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; (ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

(d) Consequences of Termination on Breach. If this Agreement is terminated pursuant to this Section 6.6, all further obligations of the Parties under this Agreement (other than pursuant to the existing JV Entity Agreements, EPC Agreements, O&M Agreements, Fund Guarantee, MEMC Guarantee, SunEdison Guarantees and Project JV Entity Guarantees and pursuant to Sections 5.1, 5.2, 5.3, 7.1, 7.2, 7.4, 7.7 and 7.13, all of which shall remain in full force and effect and continue in accordance with their terms) will terminate without further liability or obligation of either Party to the other Party hereunder; provided, however, that the defaulting Party shall not be relieved or released from liability hereunder for damages caused by its breach.

(e) Effect on Unpaid Projects. Notwithstanding anything to the contrary in this Agreement or the Related Documents, in the event that (1) the termination of this Agreement pursuant to this Section 6.6 is effected by SunEdison as a result of (x) the breach of this Agreement by the JV Entities or by Investors other than SunEdison, or a Project Company Breach, in either case which breach involves either the failure to make a Milestone Payment when due or the failure to make a Capital Contribution to fund a Milestone Payment or an indemnity obligation when due (or, in the case of a Project Company Breach or a breach by a JV Entity under this Agreement, the JV Entity or Project Company taking, or failing to take, an action required under this Agreement or an EPC Agreement, as applicable, which would lead to or facilitate a Milestone Payment) or (y) a Project JV Entity Breach or a Fund Breach, which breach involves the failure to make a payment when due under the Fund Guarantee or the JV Entity Guaranty, as applicable; or (2) the JV Entity (or Project Company, as applicable) fails to make a Milestone Payment when due and this Agreement is not terminated, then, in either case, with respect to any Project in the Registry for which no portion of any Milestone Payment has been paid, SunEdison shall have the right (exercisable in its sole discretion

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within thirty (30) days following termination or such non-payment event, as applicable) to remove such Project from the Registry and develop and sell such Project to un-Affiliated third-parties other than the JV Entities, and, in the event SunEdison elects to recover losses and costs from the JV Entities (and/or the Project Companies) with respect to such Project, (A) if any Investor has any remaining Unused Capital Commitment, SunEdison shall recover losses and costs only as provided in Section 6.6(f)(ii)(a, b and c) below and (B) if there is no Unused Capital Commitment, it shall not receive losses and costs pursuant to Section 6.6(f)(ii)(a, b and c) but shall only be permitted to recover from the JV Entities (and/or the Project Companies) the direct verifiable costs incurred by SunEdison and its Affiliates following acceptance of the relevant Project into the Registry and for developing the Project for construction to the date of termination or non-payment, as applicable; provided that, for the avoidance of doubt, in no case shall an Investor’s liability hereunder exceed the limitation of liability set forth in Section 5.3(b). For avoidance of doubt, in the event SunEdison exercises its remedies pursuant to this Section 6.6(e), the applicable JV Entity shall (to the extent applicable), at its own expense, take such further actions, and execute and deliver, and cause to be executed and delivered as may be necessary or advisable to give effect thereto, such additional conveyances, assignments, documents, certificates, agreements and other instruments as may be reasonably required to return ownership of the applicable Project Company or to convey title as directed to SunEdison for purposes of effectuating the remedies set forth in this Section 6.6(e).

(f) Project Ownership and Control.

(i)

Notwithstanding anything to the contrary in this Agreement or in any EPC Agreement, in the event a JV Entity (or the Project Company, as applicable) fails to pay in full the second Milestone Payment required under an EPC Agreement, and FR Holdings’ Unused Capital Commitment has been reduced to zero, then (a) with respect to such Project, SunEdison shall not be permitted to exercise any remedies pursuant to Section 5.2 until the [*****] anniversary of COD of such Project and (b) commencing on the date that is [*****] following COD of such Project and for a period of [*****] thereafter (the “Joint Sale Period”), SunEdison and such JV Entity shall use their commercially reasonable efforts to cooperate in conducting an orderly process to sell and/or finance such Project to or with a third party (any such sale or financing, a “Project Re-Sale”) upon such terms as are mutually acceptable to SunEdison and such JV Entity and, notwithstanding the fact that title to such Project may then be held by SunEdison or such JV Entity (or the Project Company), any such Project Re-Sale shall require the prior written consent of SunEdison (until it or its Affiliates have been paid all amounts owed under the applicable EPC Agreement) and such JV Entity. If, upon expiration of the Joint-Resale Period, SunEdison and such JV Entity have been unable to effect a Project Re-Sale (such that the parties shall not

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have received the cash proceeds from such sale), then SunEdison shall be entitled to effect a Project Re-Sale to an un-Affiliated third party without the consent of such JV Entity upon commercially reasonable terms. Until the expiration of the Joint Sale Period, SunEdison shall not be permitted to exercise any remedies pursuant to Section 5.2 with respect to such Project. For avoidance of doubt, in the event SunEdison exercises its remedies pursuant to this Section 6.6(f), the applicable JV Entity shall, at its own expense, take such further actions, and execute and deliver, and cause to be executed and delivered as may be necessary or advisable to give effect thereto, such additional conveyances, assignments, documents, certificates, agreements and other instruments as may be reasonably required to return ownership of the applicable Project Company or to convey title as directed to SunEdison for purposes of effectuating the Project Re-Sale and the remedies set forth in this Section 6.6(f).

(ii)	As part of such Project-Resale, SunEdison (or its Affiliate, as applicable) shall be entitled to receive directly from such Project Re-Sale proceeds (or if such Project Re-Sale amount is insufficient to make such payments, then to recover from such JV Entity (or the Project Company, as applicable), (a) any increased construction or financing costs payable to un-Affiliated third parties following termination, (b) the difference, if any, between (1) the actual sale price of the Project in such Project Re-Sale and (2) the Purchase Price of such Project set forth in the applicable EPC Agreement, as reduced by any Milestone Payments (but only to the extent that the sale price in subclause (1) is lower than the adjusted Purchase Price in subclause (2)) and (c) the SunEdison Carrying Cost through the date of such Project Re-Sale.

(iii)	In the event that the amounts received by SunEdison and its Affiliates in connection with any Project Re-Sale exceed the amounts described in Section 6.6(f)(ii) above, any such excess shall be shared by the JV Entity and by SunEdison ratably based on the percentage of the Milestone Payments paid pursuant to the applicable EPC Agreement at the time of termination (i.e., if at termination, the JV Entity or its Project Company had funded the first Milestone Payment and paid [*****]% of the second Milestone Payment, the residual sharing ratio would be [*****]% — JV Entity (consisting of [*****]% first Milestone Payment and one half of the [*****]% second Milestone Payment) and [*****]% — SunEdison).

(iv)	Notwithstanding anything herein to the contrary, (a) in the event that the JV Entity (or its Affiliate) is able to obtain financing for

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such Project (including but not limited to Project Debt Financing) by the end of the Joint Sale Period, such that it (or its Affiliate) is able to make (x) full payment of all Milestone Payments required to be made under the applicable EPC Agreement and (y) payment of the SunEdison Carrying Cost, then SunEdison (or its Affiliate, as applicable) shall be obligated to accept such payment from the JV Entity (or its Affiliate, as applicable) and (b) this Section 6.6(f) shall not apply to the Rovigo Project.

(v)	Notwithstanding anything to the contrary in this Agreement or an EPC Agreement, in the event a JV Entity (or the Project Company, as applicable) fails to pay in full the second Milestone Payment required under an EPC Agreement with respect to a particular Project, SunEdison (or its Affiliate) shall have the right to receive and retain any and all revenue, payments or consideration of any kind from such Project (including, without limitation, PPA payments, government incentives and payments pursuant to environmental credits or attributes) until such time as SunEdison (or its Affiliate) has received, net of all Project operating expenses, the sum of (1) all Milestone Payments under the EPC Agreement, (2) SunEdison Carrying Costs related thereto and (3) reasonable attorneys’ fees and out of pocket expenses.

ARTICLE 7. General.

7.1 Governing Law; Construction.

This Agreement shall be construed and shall take effect in accordance with the laws of the State of New York and each of the parties hereby submits to the jurisdiction of the courts of that State and of any courts competent to hear appeals therefrom respectively. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Related Document (including, for the avoidance of doubt, any EPC Agreement, JV Entity Agreement or O&M Agreement), the terms and provisions of this Agreement shall control, unless otherwise expressly set forth herein or therein and agreed to by FR Holdings and SunEdison.

7.2 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.3 Further Assurances.

Each Party agrees at its own expense to do such further acts and things, and to execute and deliver, and cause to be executed and delivered as may be necessary or advisable to give effect thereto, such additional conveyances, assignments, documents, certificates, agreements and other instruments as may be reasonably required to give full effect to this Agreement and the Related Documents.

7.4 Notices.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier as follows (provided notices may also be sent via electronic communications as hereinafter provided):

If to SunEdison: Sun Edison LLC 12500 Baltimore Avenue Beltsville, MD 20705 Attention: Kevin Lapidus, General Counsel Facsimile: (240) 264-8100 Email: klapidus@sunedison.com	with a copy to: Bryan Cave LLP One Metropolitan Square 211 N. Broadway, Suite 3600 St. Louis, Missouri 63102 Attention: Harold R. Burroughs Facsimile: (314) 552-8706 Email: hrburroughs@bryancave.com

If to FR Holdings: c/o First Reserve Corporation One Lafayette Place Greenwich, CT 06830 Attention: Alan G. Schwartz Facsimile: (203) 625-8579 Email: aschwartz@firstreserve.com	with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: William E. Curbow Facsimile: (212) 455-2502 Email: wcurbow@stblaw.com

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If to SunEdison Reserve US: c/o First Reserve Corporation One Lafayette Place Greenwich, CT 06830 Attention: Alan G. Schwartz Facsimile: (203) 625-8579 Email: aschwartz@firstreserve.com	with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: William E. Curbow Facsimile: (212) 455-2502 Email: wcurbow@stblaw.com

If to SunEdison Reserve International: c/o First Reserve Corporation One Lafayette Place Greenwich, CT 06830 Attention: Alan G. Schwartz Facsimile: (203) 625-8579 Email: aschwartz@firstreserve.com	with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: William E. Curbow Facsimile: (212) 455-2502 Email: wcurbow@stblaw.com

No such notice, consent or other communication shall be deemed to have been received until it is actually received at the address of the Party to whom it is addressed in accordance with this Section. Notices and other communications to the Parties may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). Unless the Parties otherwise agree in writing, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

7.5 Performance on Business Days.

Unless otherwise expressly set forth in this Agreement, references to “days” shall refer to calendar days and not Business Days. If, however, any date for the occurrence of an event or act under this Agreement falls on a Saturday or Sunday or legal holiday in the State of New York, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

7.6 Counterpart Execution.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original. The parties may sign this Agreement by faxed copies or email

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transmissions of PDF or scanned copies, and any such faxed or emailed copy shall be deemed to be an original, and no objection shall be made to the introduction into evidence of any faxed or emailed copy on grounds related to the faxed or emailed copy not being an original.

7.7 Confidentiality.

(a) Except as otherwise set forth herein, no public announcement shall be made or permitted by any Party hereto in relation to the subject matter or the implementation of this Agreement without the prior written consent of each of SunEdison and FR Holdings, except as may be required by law or by the rules of any stock exchange on which any Party (or its parent company or parent companies) is listed and then only after prior notice has been given by the Party concerned to the other Parties. Notwithstanding the foregoing, SunEdison may make any public announcements regarding the Projects it may deem appropriate; provided, however, that (i) prior to making any such announcement, it must notify FR Holdings and provide FR Holdings with the opportunity to participate in and/or make a similar public announcement regarding such Project(s) and (ii) if such announcement proposes to identify or otherwise refer to any Investor, SunEdison shall obtain the prior written consent of such other Investor with respect to the proposed announcement. Once SunEdison has effected an announcement regarding the development of or plan to develop a Project, FR Holdings may elect to disclose or cause to be disclosed its ownership interest in articles about such Project.

(b) The Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to the Parties’ respective Affiliates and to their and their Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives who need to know such information for the purpose of monitoring such Party’s participation in the venture contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority or pursuant to applicable securities reporting rules and laws), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other Party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Related Document or any action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, but only to the extent such disclosure is necessary, in the opinion of counsel to such Party, to the enforcement of such rights (vi) subject to an agreement containing provisions substantially the same as those of this Section 7.7, (viii) to potential sources of Project Debt Financing, (ix) with the written consent of the disclosing Party or (x) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to a non-disclosing Party on a nonconfidential basis from a source other than the disclosing Party.

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For purposes of this Section, “Information” means all information received by a Party from another Party relating to the Projects or the business and affairs of the disclosing Party which the disclosing Party treats as confidential and/or proprietary.

7.8 Non-Waiver.

Waiver by either Party of any right under this Agreement shall not be deemed a waiver by such Party of any other right hereunder.

7.9 Third Party Rights.

The provisions of this Agreement are for the benefit solely of the Parties hereto and not for any other third party.

7.10 Headings.

The captions, headings and titles in this Agreement are solely for convenience of reference and shall not affect its interpretation.

7.11 Entire Agreement.

This Agreement and the referenced exhibits and collateral agreements are the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersede and merge all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged.

7.12 Severability.

The invalidity in whole or in part of any part of this Agreement shall not affect the validity of the remainder of the Agreement.

7.13 Expenses.

All Parties are responsible for their own costs in connection with the negotiation of this Agreement, including any costs incurred in connection with evaluating the formation of the JV Entities. In the event any Party hereto finds it necessary to employ legal counsel to bring an action at law or in equity against any other Party to enforce any of the terms, covenants or conditions hereof, the Party prevailing in any such action shall be paid all reasonable attorneys’ fees by the other Party, and in the event any judgment is secured by such prevailing Party, all such attorneys’ fees shall be included in such judgment in such action.

7.14 Assignment.

Except as otherwise provided herein, including the Transfer of any Interest made in accordance with and pursuant to Section 2.6, this Agreement shall not be assignable in whole or in part or otherwise transferable by any Party hereto without the prior written consent of all of

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the other Parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Parties hereto acknowledge and agree that for each Project, (a) the Project JV Entity may form a Project Company to discharge the Project JV Entity’s obligations and assume its rights with respect to that Project; and (b) SunEdison may form or utilize one or more wholly owned subsidiary entities to discharge SunEdison’s obligations and assume its rights with respect to that Project (including each of the entities defined herein as the SunEdison EPC Parties); provided further that no such delegation of duty or assignment of rights shall relieve the assigning Party of its obligations hereunder and each such assigning Party shall remain fully liable hereunder for those assigned rights and delegated duties.

[Signature page follows]

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The parties have executed this Agreement as of the 21st day of May, 2010.

FREI SUN HOLDINGS (CAYMAN) LTD.

By:	/s/ Mark Florian
Name:	Mark Florian
Title:	Director

FREI SUN HOLDINGS (US) LLC

By:	FREI Alpha AIV, L.P., its managing member

By: First Reserve Energy Infrastructure GP, L.P., its general partner

By: First Reserve Energy Infrastructure GP Limited, its general partner

By:	/s/ Mark Florian
Name:	Mark Florian
Title:	Director

SUN EDISON LLC

By:	/s/ Carlos Domenech
Name:	Carlos Domenech
Title:	President — SunEdison

[Framework Agreement]

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SUNEDISON RESERVE INTERNATIONAL, L.P.

By:	SunEdison Reserve GP, LLC, its general partner

By:	/s/ Mark Florian
Name:	Mark Florian
Title:	Authorized Person

SUNEDISON RESERVE US, L.P.

By:	SunEdison Reserve GP, LLC, its general partner

By:	/s/ Mark Florian
Name:	Mark Florian
Title:	Authorized Person

[Framework Agreement]

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EXHIBIT A

MANDATORY PROJECT DUE DILIGENCE

•	Base Case Model for the Project

•	Third-party technical (including irradiation) report for Projects greater than [*****]MW and a comparable internal report provided by SunEdison for Projects under [*****]MW

•	SunEdison PVSSYT (or comparable) production model

•	Legal due diligence reports

•

If a ground-mount Project, land contract (rental or purchase), which contract shall be signed or be in substantially final form. If a rooftop Project, the landlord consent (as applicable) for such rooftop space, which shall be signed or be in substantially final form.

•	Summary permitting document checklist for each Project

•	DIA/AU confirmation (similar for other countries)

•	Signed PPA (U.S.)

•	O&M agreement (appropriately tailored for the scale and location of the Project)

•	EPC Agreement (appropriately tailored for the scale and location of the Project)

•

Proposed panel and inverter providers, along with warranty provisions, which proposed panel and/or inverter providers and/or warranty provisions may be changed by SunEdison subsequent to the applicable JV Entity’s approval of the Mandatory Due Diligence for the applicable Project, provided that each such change is approved by the applicable JV Entity (except that any change to an Approved Tier 1 Vendor which results in a change of panels and/or inverters representing less than or equal to [*****]% of the total panels and/or inverters required for such Project does not require approval, provided the warranty provisions applicable to such panels and/or inverters are no less favorable to the user than those warranty provisions applicable to the other panels and inverters)

•	In the U.S., description of state incentive, and, if applicable, copy of REC off-take agreement

•	Project Pricing Summary Sheet

•

For Projects for which a special purpose vehicle has been established by SunEdison or its Affiliate and which is proposed to be transferred to the Project JV Entity, copies of all title and related documentation, a list of all permits, land rights, authorizations and other rights, assets or properties held by such vehicle, as well as evidence that the company is free and clear of all liabilities, obligations, liens, encumbrances and restrictions (including any indebtedness) other than as listed on a schedule provided to the Project JV Entity for such special purpose vehicle. The schedule listing any such liabilities, obligations, liens, encumbrances or restrictions shall be considered part of the Mandatory Project Due Diligence for such Project.

•

Copies of the Subcontractor Performance Security (as such term is defined in the form of EPC Agreement) and the underlying subcontractor warranty to which such Subcontractor Performance Security relates.

1

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EXHIBIT N

APPROVED TIER 1 VENDORS

•	[*****]

[    ]-1